Exhibit 2.1

Dated 9 May 2005

(1)                                           NTL GROUP LIMITED

(2)                                           NTL IRISH HOLDINGS LIMITED

(3)                                           NTL (CHICHESTER) LIMITED

(4)                                           MS IRISH CABLE HOLDINGS B.V.

SHARE SALE AGREEMENT

RELATING TO

NTL COMMUNICATIONS (IRELAND) LIMITED

AND NTL IRISH NETWORKS LIMITED

CONTENTS

CLAUSE OF AGREEMENT

1.	DEFINITIONS AND INTERPRETATION
2.	SALE OF SHARES AND ADDITIONAL ASSETS
3.	CONSIDERATION AND ADJUSTMENT
4.	POST-COMPLETION OBLIGATIONS
5.	COMPLETION
6.	ADDITIONAL CORE ASSETS/HISTORIC USE OF ASSETS/NO FURTHER CLAIMS
7.	WARRANTIES
8.	PROTECTION OF GOODWILL
9.	CONFIDENTIALITY
10.	ANNOUNCEMENTS
11.	COSTS
12.	POST-COMPLETION ARRANGEMENTS
13.	USE OF NTL NAME AND LOGO
14.	GUARANTEE
15.	APPLICABLE LAW AND JURISDICTION
16.	GENERAL
17.	NOTICES

SCHEDULES

1.	TARGET GROUP COMPANIES
2.	COMPLETION OBLIGATIONS
3.	WARRANTIES
4.	LIMITATIONS ON CLAIMS
5.	ANCILLARY AGREEMENTS
6.	PROPERTIES
7.	ADJUSTMENT STATEMENT
8.	NATTRANS GUARANTEES

DOCUMENTS IN THE APPROVED TERMS

1.	ASSET TRANSFER AGREEMENT
2.	NOVATION AGREEMENT
3.	FRAMEWORK SERVICES AGREEMENT
4.	ANCILLARY AGREEMENTS
5.	ANNOUNCEMENT
6.	TAX DEED
7.	DATA ROOM DOCUMENTS
8.	RESIGNATION LETTERS
9.	RELEASES OF SECURITY
10.	LEGAL OPINION
11.	POWERS OF ATTORNEY
12.	NOVATION DOCUMENTATION

THIS AGREEMENT is made on 9 May 2005

BETWEEN:

(1)                                          NTL GROUP LIMITED, incorporated in England and Wales with registered number 2591237 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“NGL”);

(2)                                          NTL IRISH HOLDINGS LIMITED, incorporated in England and Wales with registered number 5313953 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“Holdings”);

(3)                                          NTL (CHICHESTER) LIMITED, incorporated in England and Wales with registered number 3056817 and whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“Chichester”); and

(4)                                          MS IRISH CABLE HOLDINGS B.V., incorporated in The Netherlands, with registered number 34225555 and whose registered office is at Locatellikade 1, 1076AZ, Amsterdam, The Netherlands (“Buyer”).

INTRODUCTION

(A)                                        Holdings has agreed to sell the Communications Shares and Chichester has agreed to sell the Networks Shares, in each case on the terms and conditions of this Agreement.

(B)                                        NGL has agreed to procure the sale of certain Additional Assets by members of the Core Group to the Buyer pursuant to a separate Asset Transfer Agreement to be entered into between NGL and the Buyer upon Completion.

(C)                                        The Buyer has agreed to buy the Shares and the Additional Assets on the terms and conditions of this Agreement and the Asset Transfer Agreement respectively.

(D)                                        NGL has agreed to guarantee the obligations of Holdings and Chichester, inter alia, under this Agreement and the Asset Transfer Agreement.

IT IS AGREED as follows:

1.                                               DEFINITIONS AND INTERPRETATION

1.1                                        The following words and expressions where used in this Agreement have the meanings given to them below:

2002 Accounts	the audited consolidated financial statements of Communications and its subsidiaries, prepared in accordance with the Irish Acts, for the 12 month period ended on 31 December 2002, together with the directors’ and auditors’ reports and notes on those accounts, attached to the Disclosure Letter.

2003 Accounts

the audited consolidated financial statements of Communications and its subsidiaries, prepared in accordance with the Irish Acts, for the 12 month period ended on 31 December 2003, together with the directors’ and auditors’ reports and notes on those accounts, attached to the Disclosure Letter.

Accounts

the audited consolidated financial statements of Communications and its subsidiaries, prepared in accordance with the Irish Acts, for the 12 month period ended on the Accounts Date, together with the directors’ and auditors’ reports and notes on those accounts, attached to the Disclosure Letter.

Accounts Date	31 December 2004.

Additional Assets	the assets to be sold under the terms of the Asset Transfer Agreement.

Additional Contracts	has the meaning given in the Asset Transfer Agreement.

Additional Core Assets	has the meaning given in clause 6.1.

Adjustment Date	30 April 2005.

Adjustment Statement	has the meaning given in clause 3.7.

Aggregate Consideration	the Consideration and the Assets Consideration.

Ancillary Agreements	those agreements in the approved terms listed in Schedule 5.

Announcement	the announcement in the approved terms relating to the Transaction.

Appointment Period	has the meaning given in clause 3.11.1.

Assets

all tangible and intangible assets including, without limitation, book debts, business claims, business information, prepayments, goodwill, real property, Intellectual Property Rights, plant, equipment, licences and the benefit of contracts.

Assets Consideration	has the meaning given in clause 3.3.

Asset Sharing Agreement	the agreement in the approved terms to be entered into between NGL and the Buyer on Completion in connection with the separation of the Irish Cable Business from the Core Business.

Asset Transfer Agreement	the asset transfer agreement in the approved terms to be entered into between NGL and the Buyer on Completion.

Borrowings

all obligations for borrowed money, all obligations evidenced by notes, debentures, bonds, loan stock, commercial paper or instruments (whether secured or unsecured), and all finance and capital lease obligations.

Business Plan	the business plan of the Irish Cable Business for the period from 2005 to 2010, which is contained in the Data Room Documents.

Business Day	any day other than a Saturday, Sunday or bank or public holiday in England or Ireland.

Buyer Group

the Buyer, any parent undertaking of the Buyer and any subsidiary undertaking of the Buyer or such parent undertaking from time to time (including with effect from Completion every Target Group Company) and references to “Buyer Group Company” and to “any member of the Buyer Group” shall be construed accordingly.

Buyer’s Solicitors	William Fry of Fitzwilton House, Wilton Place, Dublin 2.

Buyer Undertaking	the undertaking dated today’s date between NGL, the Sellers and the Buyer in relation to the Transaction.

Cable Assets	has the meaning given in clause 6.2.

Communications	ntl Communications (Ireland) Limited, a company incorporated in Ireland with registered number 32156.

Communications Consideration	has the meaning given in clause 3.1.

Communications Shares	all of the ordinary shares of Communications in issue at Completion.

Competitive Activities	has the meaning given in clause 8.1.

Completion	completion of the sale and purchase of the Shares under this Agreement.

Completion Cash	the aggregate amount, as at 23:59 hours in Ireland on the Adjustment Date, of:

(a) all cash in hand and cash in transit of any member of the Target Group;

(b) all accrued unpaid/uncredited interest due to a member of the Target Group on cash held;

(c) all cash deposits (whether on current account or otherwise) with any bank by any member of the Target Group;

(d)

all amounts held on behalf of any member of the Target Group in blocked accounts to support guarantees/bonds in respect of licences or other arrangements to the extent that the same would be shown as cash in statutory accounts of the Target Group prepared in accordance with GAAP and the Irish Acts;

(e) the full face value of any deposited or undeposited uncashed cheques, bank transfers or BACS payments dated on or before Completion, in each case in favour of any member of the Target Group;

	(f)	the realisable value of certificates of governments and companies or other readily realisable deposits owned by any member of the Target Group; and

	(g)	the amount of any pre-paid expenses in advance in respect of rent payments and insurance premiums of any member of the Target Group.

Completion Date	the date of this Agreement.

Completion Indebtedness	the aggregate amount, as at 23:59 hours in Ireland on the Adjustment Date, of:

	(a)	any indebtedness (whether being principal, premium, accrued unpaid interest, accrued discount or other amounts) for or in respect of money borrowed or raised by any member of the Target Group;

	(b)	the principal amount of any debenture, bonds, notes, loan stock, commercial paper or instruments (whether secured or unsecured and whether bearer or registered) of any member of the Target Group;

(c)

the capital element of any finance leases of any member of the Target Group which would be shown at the relevant time as an obligation in a balance sheet and prepared in accordance with the accounting principles used in the preparation of the relevant balance sheet;

	(d)	any standby or documentary letter of credit or any other similar instrument issued by a bank or financial institution; and

(e) the amount of any liability in respect of any guarantee, indemnity or other security for any of the items referred to in paragraphs (a) to (d) above,

but excluding (i) the intercompany debt (and accrued interest thereon) owed by Communications to ntl Communications Limited, provided that it has been novated in full to Holdings (or another member of the Core Group) on or prior to Completion in accordance with clause 4.2; (ii) the intercompany debt (and accrued interest thereon) owed by Communications to NTL Incorporated, provided that it has been novated in full to Holdings (or another member of the Core Group) on or prior to Completion in accordance with clause 4.2; (iii) any guarantees, indemnities or other Security Interests provided by the Target Group to the extent that they are released upon Completion; and (iv) any operating leases.

Confidentiality Agreement	the confidentiality agreement entered into between NGL and Morgan Stanley & Co. International Limited dated 13 April 2005 in connection with the Transaction.

Consideration	has the meaning given in clause 3.1.

Consideration Adjustment	has the meaning given in clause 3.4.

control

the power to direct the affairs of any person, directly or indirectly, by reason of ownership of voting shares, by contract or otherwise and “controlled” and “controlling” shall be construed accordingly.

Core Business	all of the businesses carried on by the NTL Group at Completion other than the Irish Cable Business.

Core Group	the NTL Group other than the Target Group.

Data Room Documents	the documentation relating to the Irish Cable Business (including, for the avoidance of doubt, the Business Plan), the Target Group Companies, the Additional Assets and, insofar as such information relates to the separation of the Irish Cable Business from the Core Business, the Core Group which was made available to the Buyer as listed in an index in the approved terms.

Direct Competitor	means any person that competes with any material part of the Core Business in the United Kingdom (other than any member of the UGC Group).

Disclosed Matters	any fact, matter, event or circumstance which is Fairly Disclosed in this Agreement, the Disclosure Letter and/or the Data Room Documents.

Disclosure Letter	the letter dated the date of this Agreement from the Sellers to the Buyer containing disclosures against the Warranties.

Domain Name Licence	the licence in the approved terms to be entered into upon Completion between NGL, Communications and Networks in respect of the domain names “ntl.ie” and “ntlworld.ie”.

Eircom Duct

the Remaining Infrastructure, as defined in the Communications Infrastructure Agreement dated 20th August 2003 between eircom Limited and Communications (the “2003 Agreement”) and as more particularly described in the table and map contained in Schedule 1 to the 2003 Agreement.

Employees	the employees of the Target Group at the date of this Agreement.

Environmental Claim	any litigation, claim, proceeding, notice of violation, demand, action, official warning, abatement, enforcement, notice or order relating to any Environmental Matter.

Environmental Laws

all applicable European, national and local laws concerning Environmental Matters in force at the date of this Agreement including but not limited to regulations, directives, statutes, secondary legislation and statutory guidance.

Environmental Matters

all matters relating to health and safety, waste, nuisance, discharges, emissions, deposits, disposals and releases to land, air and water, and the sale, import, export, manufacture, use, treatment, storage, handling, deposit, transport or disposal of chemicals, wastes, radioactive substances or any other polluting, dangerous, hazardous or toxic substances or materials or forms of energy.

Fairly Disclosed

disclosed in a manner and with such reasonable accuracy and detail so as to enable the Buyer (as advised by its legal and financial advisers and technical consultants) to make an informed and proper assessment of the matters concerned, their nature and effect and “Fair Disclosure” shall be interpreted accordingly.

Final Adjustment Payment	has the meaning given in clause 3.6.

Framework Services Agreement

the agreement dated today’s date between NGL, Communications and the Buyer relating, inter alia, to the services to be provided between the Core Group and the Target Group under the terms of the Ancillary Agreements.

GAAP

means generally accepted accounting standards, principles and practice in Ireland with respect to accounts of companies incorporated under the laws of Ireland, being accounts that are intended to give a true and fair view.

Group

in relation to a body corporate, any parent undertaking of such body corporate and any subsidiary undertaking of such body corporate and any subsidiary undertaking of any such parent undertaking from time to time.

Holdings Debt	the intercompany debt owing from Holdings to Communications at Completion.

IBM Outsourcing Agreements	the Framework Agreement between NGL and IBM United Kingdom Limited for the provision of IT Outsourcing Services dated 23 May 2001 and the associated Ireland Services Agreement between

Communications and IBM Ireland Limited also dated 23 May 2001 as both agreements have been amended from time to time.

ICA	the Irish Competition Authority.

Initial Consideration Adjustment	has the meaning given in clause 3.5.

Intellectual Property Rights

patents, trade marks, trade names, service marks, domain names, design rights, copyright, rights in databases, Know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights having equivalent or similar effect anywhere in the world.

Irish Acts	the Companies Acts 1963 to 2003 of Ireland.

Irish Cable Business	the cable and MMDS television, telephony, broadband services and business telecommunication services businesses carried on by the Target Group at the date of this Agreement.

Irish Transfer Agreement	the Irish Transfer Agreement dated 30 November 2004 between Networks, NGL and NatTrans.

IT Systems

(a) all computer software together with all computer and data processing hardware used exclusively by the Irish Cable Business, but excluding the Retained IT Systems and (b) for the purposes of paragraphs 1.2 and 1.3 of Part X of Schedule 3 only, all computer software together with all computer and data processing hardware used, operated or managed by IBM UK Limited or IBM Ireland Limited in connection with the Irish Cable Business under the IBM Outsourcing Agreements.

Know-how

inventions, discoveries, improvements, processes, formulae, techniques, specifications, technical information, methods, tests, reports component lists, manuals, instructions, drawings and information relating to customers and suppliers (whether written, unwritten or in any other form).

LCIA	has the meaning given in clause 15.2.

Management Accounts

the unaudited consolidated balance sheet of Communications and its subsidiaries and the unaudited profit and loss account of Communications and its subsidiaries for the period from 31 December 2004 to 31 March 2005 as annexed to the Disclosure Letter.

Material Customer	a customer of the Target Group in respect of whom invoices raised for the 12 month period ended on 31 March 2005 exceeded €250,000 (two hundred and fifty thousand euro) (excluding VAT).

Material Customer Contract	a material contract relating to the supply of products or services by the Target Group to a Material Customer.

Material Supplier	a supplier to the Target Group in respect of whom expenditure for the 12 month period ended on 31 March 2005 exceeded €800,000 (eight hundred thousand euro).

Material Supplier Contract	a material contract relating to the supply of products or services to the Target Group by a Material Supplier.

Merger Event	(a)

any merger, amalgamation or consolidation of any member of the NTL Group with a Merger Partner (or any subsidiary or parent undertaking of a Merger Partner) which results in the NTL Group and the Merger Partner’s Group forming one and the same group of companies;

(b) the acquisition by any member of the NTL Group of a majority of the issued share capital of a Merger Partner (or any subsidiary or parent undertaking of a Merger Partner); or

(c) the acquisition by a Merger Partner (or any subsidiary or parent undertaking of a Merger

Partner) of any member of the NTL Group, or the acquisition by any person of both a member of the NTL Group and a Merger Partner, which results in all or substantially all of the assets and business of the NTL Group being acquired by or forming part of the Merger Partner’s Group or coming under common control with the Merger Partner or all or substantially all of the assets and business of the Merger Partner being acquired by or forming part of the NTL Group or coming under common control with the NTL Group.

Merger Partner

a person whose operations (and the operations of whose Group) are based predominantly in the UK and whose Group’s principal area of business is the provision of broadband or telecoms services, including without limitation, residential telephones, cable television and Internet services.

month	a calendar month.

NatTrans	National Transcommunications Limited, a company incorporated in England and Wales with registered number 2487597.

NatTrans Guarantees	has the meaning given in clause 12.3.

Net Cash	the difference between Completion Cash and Completion Indebtedness.

Net Working Capital

the net working capital of the Target Group, as at 23:59 hours in Ireland on the Adjustment Date, comprising those items set out in paragraph 1.3 of Part III of Schedule 7, as calculated on the basis of the requirements, accounting policies and accounting methods set out in Schedule 7.

Networks	ntl Irish Networks Limited, a company incorporated in Ireland with registered number 393660.

Networks Consideration	has the meaning given in clause 3.1.2.

Networks Shares	all of the ordinary shares of Networks in issue at Completion.

Non-compete Period	has the meaning given in clause 8.1.

Novation Agreement	the agreement in the approved terms to be entered into on Completion between Communications, Holdings and the Buyer in relation to the novation from Holdings to the Buyer of the Holdings Debt.

NTL Group

NTL Holdco and any subsidiary undertaking of NTL Holdco from time to time, (excluding, after Completion, every Target Group Company) and references to “NTL Group Company” and to “any member of the NTL Group” shall be construed accordingly.

NTL Holdco

NTL Incorporated or any new immediate holding company of NTL Incorporated which is established after the date of this Agreement as part of a reorganisation, whose only significant asset is the securities in NTL Incorporated and whose common stock (or equivalent) is publicly traded on a securities exchange.

party	a party to this Agreement.

Permitted Security Interests	(a) mechanics’, carriers’, workmen’s, repairmen’s liens or other liens subsisting solely by operation of law arising or incurred in the ordinary course of the Irish Cable Business;

(b) conditional sales contracts and equipment leases with third parties entered into in the ordinary course of the Irish Cable Business;

(c) Security Interests for Taxation, assessments and other governmental charges that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith;

(d) Security Interests in respect of any right of set-off, netting arrangement, title transfer or title retention arrangements arising in the ordinary course of the Irish Cable Business; and

(e) Security Interests which will be released on or prior to Completion.

Properties

the freehold or leasehold properties listed in Schedule 6 (being (a) those properties which are considered by the management of the Irish Cable Business to be material to the day to day operation of the Irish Cable Business; and (b) those leasehold properties in respect of which a member of the Target Group has an outstanding financial commitment in excess of €500,000 (five hundred thousand euro)).

Relevant Group

in relation to any covenants, obligations, undertakings or warranties given by Holdings, the Target Group (other than Networks), and in relation to any covenants, obligations, undertakings or warranties given by Chichester, Networks, and references to “Relevant Group Company” and to “any member of the Relevant Group” shall be construed accordingly.

Relevant Persons	each of the individuals named in the letter dated today’s date between NGL, the Sellers and the Buyer.

Remedial Action

any steps necessary for limiting, removing, remedying, abating, mitigating, containing, preventing, monitoring or investigating any actual or potential harm to the environment, human health, land or buildings.

Representatives	means, with respect to any person, such person’s employees, legal advisers, accountants and other representatives and professional advisers.

Resolution Period	has the meaning given in clause 3.11.1.

Retained Confidential Information

all information (whether oral or recorded in any medium) relating to the business, future plans, financial or other affairs of any member of the NTL Group (including for these purposes any member of the Target Group) which is treated by that NTL Group Company as confidential (or is marked or is by its nature confidential), other than Target Confidential Information.

Retained IT Systems

the computer software used by the Irish Cable Business, together with all computer and data processing hardware used by the Irish Cable Business, which will be managed and operated by the Core Group and provided to the Irish Cable Group under the terms of the Ancillary Agreements.

Review Period	has the meaning given in clause 3.9.

Schemes	the ntl Defined Contribution & Death Benefit Plan and the ntl Limited Retirement and Death Benefit Plan or the trustees of each or every such scheme as the context determines.

Security Interest	any mortgage, charge, lien, pledge or other security interest of any kind and any agreement to create any of the foregoing.

Sellers	Holdings and Chichester, and references to a “Seller” shall be construed accordingly.

Sellers’ English Solicitors	Travers Smith of 10 Snow Hill, London EC1A 2AL.

Sellers’ Irish Solicitors	Arthur Cox (acting by Ciarán Bolger) of Earlsfort Centre, Earlsfort Terrace, Dublin 2.

Senior Credit Facility

the £2,425,000,000 Senior Facilities Agreement dated 13 April 2004 between, inter alia, NTL Incorporated, ntl Investment Holdings Limited, the Mandated Lead Arrangers, the Facility Agent and Security Trustee, the Administrative Agent and the Lenders (as each such term is defined therein), as from time to time amended, modified or otherwise varied.

Senior Note Indenture

the indenture dated 13 April 2004 entered into by NTL Cable PLC, NTL Incorporated, NTL (UK) Group Inc., ntl Communications Limited, ntl Investment Holdings Limited and the Bank of New York (as Trustee) in relation to the 9.75% Senior Notes due 2014, the 8.75% Senior Notes due 2014 and the Floating Rate Senior Notes due 2012, as from time to time amended, modified or otherwise varied.

Shares	the Communications Shares and the Networks Shares.

Subscriber

an active customer of the Target Group who is receiving services and who is not in payment arrears by more than the period allowed by the Target Group’s current practice for terminating services for payment arrears (it being acknowledged that its practice may give a longer period to remedy any arrears in payment than its stated policy).

Target Change of Control

means the direct or indirect acquisition by or of a Direct Competitor at any time after the Completion Date, whether by sale, merger, operation of law or otherwise, resulting in such Direct Competitor acquiring control of, being acquired by or coming under common control with (i) the Target Group; or (ii) a portion of the assets of the Irish Cable Business which was material to the Irish Cable Business taken as a whole immediately prior to Completion.

Target Confidential Information

all information (whether oral or recorded in any medium) relating exclusively to the Irish Cable Business and/or the Additional Assets which is designated by any member of the Target Group as confidential (or is marked as or is by its nature confidential).

Target Group

Communications, Networks, ntl Communications (Waterford) Limited, ntl Construction Limited, ntl Communications (Galway) Limited and ntl Dublin Cablesystems Limited and references to “Target Group Company” shall be construed accordingly.

Tax and Taxation	has the meaning given in the Tax Deed.

Tax Deed	the deed in the approved terms to be entered into by the Buyer and the Sellers at Completion, relating to certain Taxation liabilities of the Target Group.

TCA	the Taxes Consolidation Act 1997 of Ireland.

Transaction	the matters contemplated by this Agreement and the Asset Transfer Agreement.

Transaction Documents

this Agreement and any other document referred to in this Agreement or required to be entered into pursuant to this Agreement (including, without limitation, the Asset Transfer Agreement and the Ancillary Agreements).

UGC	United Pan Europe Communications N.V.

UGC Group	UGC, any parent undertaking of UGC and any subsidiary undertaking of UGC and any subsidiary undertaking of any such parent undertaking from time to time.

UK	the United Kingdom of Great Britain and Northern Ireland.

VAT	Value Added Tax.

VATA	the Value Added Tax Act 1972 (as amended) of Ireland.

Warranties	the Warranties given by the Sellers, set out in Schedule 3.

West Corner Unit	the lease of the West Unit, Willsborough Industrial Estate, as more particularly described in Part II of Schedule 6.

1.2                                        Unless the context requires otherwise, words and expressions defined in or having a meaning provided by the Companies Act 1985 at today’s date, shall have the same meaning in this Agreement.

1.3                                        Unless the context requires otherwise, references in this Agreement to:

1.3.1                                                any of the masculine, feminine and neuter genders shall include other genders;

1.3.2                                                a “person” shall include a reference to any natural person, body corporate (including, without limitation, a limited liability company), unincorporated association, partnership and trust and its permitted assigns and successors;

1.3.3                                                a company shall include reference to any body corporate;

1.3.4                                                any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the Sellers under this Agreement;

1.3.5                                                any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.6                                                any time or date shall be construed as a reference to the time or date prevailing in England;

1.3.7                                                a particular government or statutory authority shall include any entity which is a successor to that authority; and

1.3.8                                                references to Ireland exclude Northern Ireland.

1.4                                        The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.  The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5                                        A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each of NGL and the Buyer.

1.6                                        A document expressed to be an “Annexure” means a document a copy of which has been identified as such and initialled by or on behalf of each of NGL and the Buyer.

2.                                               SALE OF SHARES AND ADDITIONAL ASSETS

2.1                                        Holdings shall sell with full title guarantee the Communications Shares, Chichester shall sell with full title guarantee the Networks Shares and the Buyer shall buy the Communications Shares and the Networks Shares on the terms and conditions of this Agreement.  At Completion, the Sellers will have the right to transfer legal and beneficial title to the Shares to the Buyer.

2.2                                        Holdings and Chichester shall procure that the Buyer acquires good title to the Communications Shares and the Networks Shares respectively, free from all Security Interests except any and all such Security Interests that may have been created by the Buyer.

2.3                                        The Buyer shall buy the Shares with effect from and including the Completion Date to the intent that as from that date all rights and advantages accruing to the Shares, including any dividends or distributions declared, made or paid on the Shares on or after that date shall belong to the Buyer.

2.4                                        Upon Completion, NGL and the Buyer shall enter into the Asset Transfer Agreement pursuant to which NGL shall procure the sale by certain members of the Core Group to the Buyer of the Additional Assets on the terms and conditions of the Asset Transfer Agreement.

2.5                                        The Buyer shall not be obliged to complete the purchase of any of the Shares or the Additional Assets and neither Holdings nor Chichester nor NGL shall be obliged to sell any of the Shares or the Additional Assets unless, in each case, the sale of all the Shares and the Additional Assets is completed simultaneously in accordance with the terms and conditions of this Agreement and the Asset Transfer Agreement respectively, and the provisions of clause 5.2 are complied with.

3.                                               CONSIDERATION AND ADJUSTMENT

Consideration for the Shares

3.1                                        Subject to any adjustment pursuant to clauses 3.4, 3.5 and 3.6, the consideration for the sale of the Shares shall be as follows:

3.1.1                                                for the Communications Shares:

(a)                                           €320,784,186 (three hundred and twenty million, seven hundred and eighty four thousand, one hundred and eighty six euro) (the “Communications Consideration”); and

(b)                                          the assumption by the Buyer of the Holdings Debt under the terms of the Novation Agreement; and

3.1.2                                                for the Networks Shares: €1,938,000 (one million nine hundred and thirty eight thousand euro) (the “Networks Consideration”),

(the Communications Consideration and the Networks Consideration together being the “Consideration”).

3.2                                        At Completion, the Buyer shall pay the Consideration plus the amount of the estimated adjustment referred to in clause 3.5 to such bank accounts as NGL (as agent for the Sellers) shall specify by written notice to the Buyer prior to execution of this Agreement.

Consideration for the Additional Assets

3.3                                        The consideration for the sale of the Additional Assets shall be €2,277,814 (two million, two hundred and seventy seven thousand, eight hundred and fourteen euro) (the “Assets Consideration”) which shall be payable in accordance with the provisions of the Asset Transfer Agreement.

Consideration Adjustment

3.4                                        The Consideration shall be subject to adjustment on the following basis (such basis being the “Consideration Adjustment”):

3.4.1                                                if the amount of Completion Cash is greater than the amount of Completion Indebtedness (in each case as shown in the Adjustment Statement), the Consideration shall be increased by the amount of the Net Cash; or

3.4.2                                                if the amount of Completion Cash is less than the amount of Completion Indebtedness (in each case as shown in the Adjustment Statement), the Consideration shall be reduced by the amount of the Net Cash,

PROVIDED THAT if the Net Working Capital as shown in the Adjustment Statement is more negative than €(28,800,000) (negative twenty eight million eight hundred thousand euro), then the amount of the Consideration (as adjusted pursuant to sub-clauses 3.4.1 or 3.4.2 above) shall be reduced by the amount of such excess.  By way of example: (a) if Net Working Capital is €(28,900,000) (negative twenty eight million nine hundred thousand euro), the Consideration shall be reduced by €100,000 (one hundred thousand euro), whereas (b) if Net Working Capital is €(28,700,000) (negative twenty eight million seven hundred thousand euro), there will be no reduction in the Consideration by reference to the Net Working Capital).

Initial Consideration Adjustment

3.5                                        NGL (as agent for the Sellers) estimates that the adjustment to be made pursuant to clause 3.4 shall result in an increase of €8,412,000 (eight million four hundred and twelve thousand euro) in the Consideration to be paid by the Buyer (such estimated increase being the “Initial Consideration Adjustment”) and the Consideration payable by the Buyer pursuant to clause 3.2 shall be increased accordingly.

Final Consideration Adjustment

3.6                                        Not later than five (5) Business Days after the Adjustment Statement is agreed or deemed agreed under clauses 3.9.1 or 3.10 or finally determined under clause 3.11, the Consideration Adjustment shall be calculated on the basis of the amounts of Consideration Cash, Consideration Indebtedness and Net Working Capital shown in the Adjustment Statement (as agreed or deemed agreed) to determine the definitive amount of the adjustments to be made to the Consideration, and:

3.6.1                                                if the calculation of the Consideration as adjusted pursuant to clause 3.4 by reference to the Adjustment Statement (as agreed or deemed agreed) is more than the Consideration paid as adjusted pursuant to clause 3.5, the Buyer shall, within such five (5) Business Day period, pay to the Sellers an amount equal to the difference by way of further adjustment to the Consideration; or

3.6.2                                                if the calculation of the Consideration as adjusted pursuant to clause 3.4 by reference to the Adjustment Statement (as agreed or deemed agreed) is less than the Consideration paid as adjusted pursuant to clause 3.5, the Sellers shall, within such five (5) Business Day period, pay to the Buyer an amount equal to the difference by way of further adjustment to the Consideration,

(any such payment pursuant to sub-clauses 3.6.1 or 3.6.2 being the “Final Adjustment Payment”).

Preparation of Adjustment Statement

3.7                                        As soon as practicable following Completion, but (subject to compliance by the Buyer with its obligations under clause 3.12) in any event within twenty (20) Business Days after the Completion Date, NGL (as agent for the Sellers) shall prepare a draft statement identifying:

3.7.1                                                the Completion Cash and the Completion Indebtedness; and

3.7.2                                                the Net Working Capital,

for the purpose of determining the amount of the Final Adjustment Payment (the “Adjustment Statement”). NGL shall prepare the draft Adjustment Statement on the basis of the requirements, accounting policies and accounting methods set out in Parts II and III of Schedule 7, and in the same (or substantially the same) format as the Pro-Forma Adjustment Statement set out in Part I of Schedule 7.

3.8                                        The Buyer and the Sellers agree that the sole purpose of the Adjustment Statement is to determine the Completion Cash, the Completion Indebtedness and the Net Working Capital.  The Adjustment Statement is not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodology for the purposes of determining the Completion Cash, the Completion Indebtedness and/or the Net Working Capital from those used in the preparation of the Accounts (other than to the extent provided in Schedule 7).

3.9                                        When the draft Adjustment Statement has been prepared, NGL shall as soon as reasonably practicable thereafter deliver a copy of such statement to the Buyer together with certificates of the Completion Cash, the Completion Indebtedness and the Net Working Capital.  The Buyer and its accountants shall then have a period of twenty (20) Business Days after the date on which NGL delivers the draft Adjustment Statement to the Buyer (the “Review Period”) within which to review the draft Adjustment Statement.  The Buyer shall, before the expiry of the Review Period, either:

3.9.1                                                confirm in writing to NGL that it agrees that the draft Adjustment Statement has been duly prepared and that the value of the Completion Cash, the Completion Indebtedness and/or the Net Working Capital has been correctly certified; or

3.9.2                                                give notice in writing to NGL explaining, in reasonable detail, why it disagrees that the Adjustment Statement has been duly prepared and that the value of the Completion Cash, the Completion Indebtedness and/or the Net Working Capital has been correctly certified and setting out details of its proposed adjustments to the draft Adjustment Statement and to the value of the Completion Cash, the Completion Indebtedness and/or the Net Working Capital (if any); provided that the Buyer may only give such notice pursuant to this sub-clause 3.9.2 if the aggregate value of its proposed adjustments to the Completion Cash, the Completion Indebtedness and the Net Working Capital exceeds €200,000 (two hundred thousand euro).

3.10                                 If the Buyer fails to give the confirmation or notice in accordance with clause 3.9, the draft Adjustment Statement and the certificates of the Completion Cash, the Completion Indebtedness and/or the Net Working Capital (as applicable) as delivered by NGL pursuant to clause 3.9 shall, upon expiry of the Review Period, be deemed to have been finally accepted and agreed by the parties.

3.11                                 If the Buyer serves a valid notice in accordance with clause 3.9.2

3.11.1                                         the parties shall endeavour to resolve all matters in dispute as soon as practicable.  If they fail to resolve such matters within twenty (20) Business Days of the date on which NGL receives such notice from the Buyer (or such longer period as NGL and the Buyer shall agree) (the “Resolution Period”), the matters shall be referred for final determination to a team within Ernst & Young LLP which do not provide directly any audit or other services to either the NTL Group or the Buyer Group.  If such firm is unable to serve, the Buyer and NGL shall jointly select an expert from an accounting firm of national standing in the UK that is not the independent auditor of either the Buyer or NGL (or any member of the Buyer Group or the NTL Group).  If NGL and the Buyer fail to make such appointment within the ten (10) Business Days of the end of the Resolution Period (the “Appointment Period”), the appointment shall be made on behalf of NGL and the Buyer by the President for the time being of the Institute of Chartered Accountants in England and Wales as soon as practicable after the expiry of the Appointment Period, on the application of either NGL or the Buyer.  Such accountant shall be instructed to determine the dispute in accordance with the provisions of this clause 3 and to make such determination as soon as practicable and in any event within thirty (30) Business Days of his being instructed.  Such accountant shall only consider those items and amounts set forth in the Adjustment Statement as to which the Buyer and NGL have disagreed within the time periods and on the terms specified above, and shall select as a resolution the position of either the Buyer or NGL for each item of disagreement (based solely on presentations and supporting material provided by the parties and not pursuant to any independent review).  Such accountant shall not impose an alternative resolution.  In making such determination, such accountant shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error) be final and binding on the parties.  The costs of such accountant shall be borne by the Sellers and the Buyer in such proportions as he may direct, or in the absence of any such direction, as to one half by the Buyer and as to the other half by the Sellers; and

3.11.2                                         save as provided in clause 3.11.1, the parties shall bear their own costs in connection with the resolution of the matters in dispute.

3.12                                 The Buyer and its accountants shall be entitled to examine the working papers relating to the draft Adjustment Statement for the purposes of their review under clause 3.9.  The Buyer agrees that it will promptly upon request provide NGL and its advisers with access to or copies of all accounting information and other information relating to the operations and affairs of the Target Group in its possession or control or in the possession or control of the Buyer and such access to the personnel and records of the Target Group, as may be relevant for the purposes of preparing the first draft of the Adjustment Statement within the timetable envisaged by this clause 3, or as may reasonably be required to facilitate the determination of any dispute in relation thereto.

3.13                                 Any Final Adjustment Payment shall be paid by the Buyer or the Sellers, as applicable, in accordance with clause 3.6 in cash in euro by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment together with an amount equal to the interest which would have accrued on the amount of such reduction or increase from the Completion Date to the date of such payment thereof if interest had been payable at the per annum rate equal to the 6 month London Interbank Offer Rate on the Completion Date, as published in The Wall Street Journal.

3.14                                 The Sellers and the Buyer agree that any increase or reduction in the Consideration by way of Initial Consideration Adjustment and/or any payment made to or by them by way of Final Adjustment Payment shall be apportioned between the Sellers in such manner as fairly reflects the cause of the relevant adjustment (save that no additional amount shall be attributed to the Assets Consideration).  If the parties disagree as to how the adjustment is apportioned, it shall be resolved in the same manner as the dispute resolution provisions in clause 3.11.

3.15                                 Following Completion, the Buyer shall, and shall procure that the Target Group shall, use reasonable endeavours to collect amounts (other than amounts taken into account in Completion Cash) held at the date of Completion on behalf of any member of the Target Group in blocked accounts to support guarantees/bonds in respect of licences or other arrangements (“Deposits”) and, subject to the collection of any such Deposits by the Buyer or the Target Group, the Buyer shall pay to the Sellers a sum equal to the full amount of any such Deposit actually received by the Buyer or any member of the Target Group or the Irish Cable Business (less reasonable costs of recovery) within ten (10) Business Days of receipt of the same and such transfer shall be deemed to be an increase in the Consideration to be apportioned between the Sellers in accordance with clause 3.14.  Following Completion, the Buyer shall, or shall procure that the Target Group shall upon reasonable request, keep the Sellers informed as to, and respond promptly to any reasonable enquiries from NGL or the Sellers in respect of, the progress of recovering such Deposits and shall promptly notify the Sellers of any such Deposits actually recovered.  With effect from Completion, the Buyer undertakes to the Sellers to procure that no member of the Target Group shall directly compromise in any way the Deposits or their repayment terms.

3.16                                 NGL and the Sellers confirm that, between the Adjustment Date and Completion, no member of the Target Group has declared, made or paid any dividend or other distribution in favour of its shareholders, made any loans to any member of the Core Group or incurred any Borrowings which would have been included in the calculation of Completion Indebtedness if they had been outstanding at the Adjustment Date or entered into any new trading arrangements with the Core Group.

4.                                               POST-COMPLETION OBLIGATIONS

4.1                                        For the period of two months from Completion, each of the Sellers shall, to the extent permitted under applicable laws (anti-trust or otherwise) as soon as reasonably practicable following a request from the Buyer, provide to the Buyer, and/or procure that each of its Relevant Group Companies shall provide to the Buyer, such reasonable assistance as it or United Global Com Inc. shall reasonably require in relation to the filing of financial statements of the Target Group Companies with the Securities and Exchange Commission (“SEC”) or accounting for the Transaction or the Target Group (including, for the avoidance of doubt, the preparation of accounts for Networks) PROVIDED THAT the Buyer shall pay to the Sellers an amount of €220 (two hundred and twenty euro) per person per hour in respect of the time incurred by the management and/or employees of the Sellers or members of the Core Group in providing such assistance.  For the avoidance of doubt, reasonable assistance will be requested from the Sellers for the completion by the Buyer of the 31 March 2004 and 31 March 2005 unaudited interim financial statements of the Target Group Companies that are prepared in accordance with US GAAP and in conformity with SEC Rules and Regulations (Article 10 of Regulation S-X).  Following the expiry of the two month period following Completion, the Sellers agree to provide reasonable assistance to the Buyer (on the basis of the hourly charges described above) to seek customary representations from E&Y in connection with the inclusion of its previously delivered audit report in financial statements and other relevant SEC filings.

4.2                                        Holdings confirms that, prior to Completion, Holdings made a contribution to Communications in the amount of the aggregate of the intercompany debts (plus any accrued interest thereon) referred to in sub-clauses 4.2.1 and 4.2.2 (such amount being the “Loan Amount”), immediately following which Communications paid to Holdings an amount equal to the Loan Amount in consideration of which Holdings assumed (and Holdings procured that Communications novated to Holdings pursuant to the documents in the approved terms):

4.2.1                                                the obligations of Communications (including, without limitation, its obligations to pay) pursuant to the intercompany debt (plus accrued interest thereon) owed by Communications to ntl Communications Limited; and

4.2.2                                                the obligations of Communications (including, without limitation, its obligations to pay) pursuant to the intercompany debt owed by Communications to NTL Incorporated.

The Sellers confirm that the novations referred to in this clause 4.2 will not give rise to any requirement for consent pursuant to section 765 Income and Corporation Taxes Act 1988.  The Sellers further confirm that the novation on 5 May 2005 of the Holdings Debt by NGL to Holdings did not give rise to any requirement for consent pursuant to section 765 Income and Corporation Taxes Act 1988.

4.3                                        NGL agrees that if any of the Shared Sites in respect of which Communications is granted rights under the terms of the Co-Location and Site Sharing Agreement to be entered into between NGL and Communications on Completion or the Co-Location and Site Sharing

Agreement entered into on 31 January 2005 between Communications and National Transcommunications Limited (the “Co-Location Agreements”) is not made available to Communications under the terms of either such Co-Location Agreement, NGL shall use reasonable endeavours (which shall not extend to making any payment other than in respect of its own reasonable legal costs) to put in place arrangements or to request that National Transcommunications Limited puts in place arrangements to enable Communications to use the relevant Shared Site substantially on the terms of the relevant Co-Location Agreement.

Submission

4.4                                        The Sellers acknowledge that shortly after Completion one or more notifications will be made to the ICA in respect of a proposed sale of the entire issued share capital of the Buyer to UGC or a member of the UGC Group (or a similar such transaction, including the sale of the Irish Cable Business) (the “Submission”).  The Sellers shall in a timely manner and following a request from the Buyer (to the extent permitted by applicable law and regulation), provide to the Buyer such information relating to the Target Group Companies and/or the Irish Cable Business as the Buyer may reasonably request, and shall otherwise co-operate with the reasonable requests of the Buyer and provide the Buyer with all reasonable assistance, for the purposes of the Submission and the ICA’s subsequent review of the Submission.  For this purpose, a request for information and/or co-operation will be deemed “reasonable” if it is responsive to a request received by the Buyer and/or the intended purchaser from the ICA or from the Irish Minister for Enterprise, Trade and Employment.

5.                                               COMPLETION

5.1                                        Completion shall take place at the offices of the Sellers’ Irish Solicitors immediately following execution of this Agreement.

5.2                                        On Completion, the parties shall each perform their respective obligations in relation to the sale and purchase of the Shares in accordance with and as set out in Schedule 2.

6.                                               ADDITIONAL CORE ASSETS/HISTORIC USE OF ASSETS/NO FURTHER CLAIMS

Additional Core Assets

6.1                                        If, at any time within 18 months after Completion, NGL or any other member of the Core Group notifies the Buyer in writing that it has identified any Assets (but excluding, for the avoidance of doubt, any fibre assets situated in Ireland other than any network assets which form part of the Sirius link) which are owned by a member of the Target Group, held on trust for a member of the Target Group or to which a member of the Target Group has a contractual entitlement but which are used exclusively in the Core Business and which is not reflected in the Accounts (“Additional Core Assets”), the Buyer shall procure that the relevant Target Group Company shall (at the cost of the relevant member of the Core Group) transfer its interest in any such Additional Core Asset free from any Security Interest created after Completion to a member of the Core Group (as directed by NGL) and, upon such transfer, the Buyer shall pay in cash to the relevant Target Group Company an amount equal to the fair market value of the Additional Core Asset by way of consideration for such transfer.  For the avoidance of doubt, NGL and the Sellers confirm that at the date of this Agreement they have not identified any Additional Core Assets which would be subject to this clause 6.1.

6.2                                        If at any time within 18 months after Completion, the Buyer or any member of the Target Group notifies NGL in writing that it has identified any Assets which are owned by a member of the Core Group, held on trust for a member of the Core Group or to which a member of the Core Group has a contractual entitlement but which are used exclusively in the Irish Cable Business (“Cable Assets”), but excluding any Assets which will be made available to the Target Group under the terms of the Ancillary Agreements, any network assets situated outside Ireland and, for the avoidance of doubt, any network assets which form part of the Sirius link, NGL shall procure that the relevant Core Group Company shall transfer its interest in any such Cable Asset free from any Security Interest to a member of the Target Group (as directed by the Buyer) and for no additional consideration.

6.3                                        In the event that the Buyer or NGL disputes whether an Asset in respect of which it receives a notification under clause 6.1 or 6.2 is a Cable Asset or an Additional Core Asset, it shall promptly notify the other parties accordingly and either NGL or the Buyer may call a meeting to resolve such dispute or effect a binding determination or agreement in respect of such dispute, such meeting to be held within five (5) Business Days of the date of written notice to the other calling the same (unless otherwise agreed).  Each of NGL and the Buyer shall appoint a senior representative who has the authority to resolve the dispute to attend that meeting.  The representatives shall meet as often as NGL and the Buyer jointly deem necessary in order to gather and exchange all applicable information with respect to the matter in issue which NGL and the Buyer believe appropriate and the senior representatives shall negotiate in good faith to that end.

6.4                                        In the event that the dispute remains unresolved for a period of fifteen (15) Business Days from the date of the written notice referred to in clause 6.1 or 6.2, the matter shall at the election of any party be resolved in accordance with clause 15.2.

Historic use of assets

6.5                                        Without prejudice to any contractual arrangements that may be effected in respect of the period following Completion (including pursuant to the Ancillary Agreements):

6.5.1                                                the Buyer agrees that no member of the Target Group is or shall be entitled to raise any invoice or otherwise claim any sums or costs against any member of the NTL Group or any director, officer or employee of any member of the NTL Group in respect of any benefit derived by any member of the NTL Group from the use of any of the assets (including, without limitation, cash) of, or services provided by, any member of the Target Group in the period prior to Completion, and the Buyer shall forthwith pay to the Sellers an amount equal to any amount so claimed in breach of this clause 6.5.1 as an adjustment to the Consideration; and

6.5.2                                                the Sellers agree that no member of the NTL Group is or shall be entitled to raise any invoice or otherwise claim any sums or costs against any member of the Target Group or any director, officer or employee of any member of the Target Group in respect of any benefit derived by it from the use of any of the assets (including, without limitation, cash) of, or services provided by, any member of the NTL Group in the period before Completion, and the Sellers shall pay to the Buyer an amount equal to any amount so claimed in breach of this clause 6.5.2 as an adjustment to the Consideration.

7.                                               WARRANTIES

NGL’s and Sellers’ warranties

7.1                                        Each of NGL and the Sellers warrants that it is a corporation validly existing under the laws of the place of its incorporation, and it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, the Tax Deed, the Framework Services Agreement, the Asset Sharing Agreement and the Transaction Documents to which it is a party and the obligations expressed to be assumed by it under this Agreement, the Tax Deed, the Framework Services Agreement, the Asset Sharing Agreement and the Transaction Documents to which it is a party are legal, valid and binding and enforceable against it in accordance with their terms, and the execution, delivery and performance by it of this Agreement, the Tax Deed, the Framework Services Agreement, the Asset Sharing Agreement and the Transaction Documents to which it is a party will not:

7.1.1                                                result in a material breach of, or constitute a default under, any agreement or arrangement to which it is a party or under its constitutional documents; or

7.1.2                                                result in a breach by it of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

7.2                                        The Sellers, upon and as of the execution of this Agreement, warrant to the Buyer in the terms of the Warranties.  Each Warranty is given subject to the Disclosed Matters (to the extent that such Disclosed Matters represent Fair Disclosure).  Neither the Sellers nor NGL shall be liable in respect of any Warranty for claims or possible claims relating to or arising from the information Fairly Disclosed in the Disclosure Letter and the Warranties shall be modified accordingly.

7.3                                        The Warranties shall continue in full force and effect notwithstanding Completion.

7.4                                        Each Warranty shall be separate and independent and shall not be limited by reference to any other Warranty provided that (other than the Warranties contained in paragraphs 1 and 2.2 of Part III, paragraphs 1 and 2 of Part IV and paragraph 3 of Part VII of Schedule 3) the only Warranties to be given in relation to:

7.4.1                                                Intellectual Property are those contained in Part IX of Schedule 3;

7.4.2                                                IT Systems are those contained in Part X of Schedule 3;

7.4.3                                                Employees are those contained in Part XI of Schedule 3;

7.4.4                                                Pensions are those contained in Part XII of Schedule 3;

7.4.5                                                Properties (including rights to use or occupy Properties) and compliance with Planning Legislation are those contained in Part XIII of Schedule 3;

7.4.6                                                Environmental Matters are those contained in Part XIV of Schedule 3; and

7.4.7                                                Taxation are those contained in Part XV of Schedule 3.

7.5                                        Where any statement in the Warranties is qualified by the expression “to the best of the knowledge, information and belief of the Seller” or “so far as the Seller is aware” or any similar expression, the Sellers shall be deemed only to have knowledge of anything of which any of Graham Sutherland, Brendan Hunt, Conor Harrison, Mark Mohan, Michael Thompson or Howard Kalika had actual knowledge at the date of this Agreement.

7.6                                        Any claim under the Warranties shall be limited in accordance with Schedule 4.

7.7                                        For the avoidance of doubt, no warranty or representation, express or implied, is given in relation to any information or expression of opinion, intention or expectation or any forecast or projection contained or referred to in the Data Room Documents.

7.8                                        Save in the case of fraud, wilful misrepresentation, wilful misconduct or wilful concealment, each of the Sellers undertakes to the Buyer to waive any rights, remedies or claims which it may have against any director or officer of any member of the Target Group or any Employee in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by any director or officer of any member of the Target Group or any Employee in connection with assisting the Sellers in the giving of any Warranty or any indemnity or the preparation of the Disclosure Letter.

7.9                                        The rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by the sale and purchase of the Shares under this Agreement or the Additional Assets under the Asset Transfer Agreement.

7.10                                 Notwithstanding any other provision of this Agreement or the Disclosure Letter and save as provided below, no limitation of any kind whatsoever shall apply in respect of any claim made hereunder against the Sellers and/or NGL:

7.10.1                                         if such claim arises or is delayed as a result of any fraudulent act or fraudulent omission or fraudulent misrepresentation of the Sellers and/or NGL; or

7.10.2                                         to the extent that the claim relates to title to the Shares or the Additional Assets.

Buyer’s warranties

7.11                                 The Buyer warrants to the Sellers that none of Scott Matlock, Jaime-Enrique Hugas or any Relevant Person is aware of any material fact, matter, event or circumstance:

7.11.1                                         which does, or is reasonably likely to, constitute a material breach of Warranty as at the date of this Agreement; and

7.11.2                                         which such person is aware has or may have potential material implications for the Irish Cable Business or the valuation of the Irish Cable Business,

PROVIDED THAT, for the avoidance of doubt this clause 7.11 shall not apply to any fact, matter, event or circumstance Fairly Disclosed in the Data Room Documents or the Disclosure Letter.

7.12                                 The Buyer warrants to NGL and the Sellers that it is a corporation validly existing under the laws of the place of its incorporation, that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement, the Tax Deed, the Framework Services Agreement, the Asset Sharing Agreement and each of the Transaction Documents to which it is a party, that the obligations expressed to be assumed by it under this Agreement, the Tax Deed, the Framework Services Agreement, the Asset Sharing Agreement and each of the Transaction Documents to which it is a party are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement, the Tax Deed, the Framework Services Agreement, the Asset Sharing Agreement and each of the Transaction Documents to which it is a party will not:

7.12.1                                         result in a material breach by it of, or constitute a default under, any agreement or arrangement to which it is a party or under its constitutional documents; or

7.12.2                                         result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

7.13                                 The Buyer warrants to NGL and the Sellers that (a) there are not at the date of this Agreement and, prior to Completion, there will not be arrangements in place between the Buyer and any member of the UGC Group pursuant to which any member of the UGC Group will have any right directly or indirectly to exercise any control or decisive influence over the Irish Cable Business; and (b) it has disclosed to them in writing the terms of any agreement, arrangement or understanding (whether written or not) which is in existence at the date of this Agreement between the Buyer or any other member of the Buyer Group and any member of the UGC Group in relation to:

7.13.1                                         any sale by the Buyer of any Target Group Company or all or any part of the

Irish Cable Business to any person following Completion; and

7.13.2                                         any rights of any person other than the Buyer or the Buyer Group to determine or materially to influence the implementation of the Transaction or the operations of any Target Group Company and/or the conduct of the Irish Cable Business in the period following Completion.

7.14                                 The Buyer hereby covenants with NGL and the Sellers that the residence of each of the members of the Target Group will not be transferred outside Ireland within 12 months after Completion in circumstances that could give rise to a liability to any member of the NTL Group under Section 629(4) of the TCA and the Buyer shall pay on demand to NGL and the Sellers (for themselves and/or on behalf of each other member of the NTL Group) an amount equal to the amount of any such liability.

7.15                                 The Buyer acknowledges that NGL and the Sellers have entered into this Agreement and the Asset Transfer Agreement in reliance upon the warranties in clauses 7.11 to 7.13 inclusive.

7.16                                 NGL and the Sellers acknowledge that the Buyer has entered into this Agreement and the Asset Transfer Agreement in reliance on the Warranties and the warranties in clause 7.1.

Government EIOP Infrastructure Grant

7.17                                 NGL shall pay to the Buyer as an adjustment to the Consideration an amount equal to any amount actually repaid by the Target Group under the Government EIOP Infrastructure Grant referred to in the Disclosure Letter as a result of this Transaction.

8.                                               PROTECTION OF GOODWILL

8.1                                        Non-competition

Subject to clauses 8.2 to 8.4 (inclusive), as further consideration for the Buyer agreeing to purchase the Shares on the terms of this Agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and connections of each Target Group Company and as a constituent part of the sale of the Shares, the Sellers and NGL hereby undertake to the Buyer that (except with the written consent of the Buyer) for a period of 24 months commencing on the Completion Date (the “Non-compete Period”), they shall not, and shall procure that each other member of the NTL Group shall not, provide cable television services, fixed line telephony services or internet services in Ireland (the “Competitive Activities”).

8.2                                        The Buyer hereby acknowledges and agrees that clause 8.1 shall not be breached by any member of the Core Group:

8.2.1                                                supplying fibre and transmission capacity to other telecommunications carriers to be used for any purpose; or

8.2.2                                                supplying business services in Ireland:

(a)                                           that form part of the supply to; or

(b)                                          to persons that are affiliated with,

a person to whom the Core Group agrees to provide, in the UK, business services pursuant to a contract under which anticipated revenues for the remainder of the Non-compete Period (as estimated in good faith by NGL) from the provision of services outside Ireland are greater than anticipated revenues from the provision of services within Ireland.

8.3                                        The Buyer hereby acknowledges and agrees that clause 8.1 shall not be breached:

8.3.1                                                as a consequence of any member of the NTL Group acquiring, owning and, if applicable, thereafter continuing to operate:

(a)                                           less than an aggregate of ten per cent. (10%) of any class of shares of any person engaged in Competitive Activities;

(b)                                          any indebtedness of any Merger Partner of less than the greater of (i) (x) twenty five per cent. (25%) or (y) €60,000,000 (sixty million euro) (if the Competitive Activities relate to the provision of services to business customers); or (ii) (x) fifteen per cent. (15%) or (y) €35,000,000 (thirty five million euro) (if the Competitive Activities relate to the provision of services to residential customers) in value of any class of indebtedness of any other person or business engaged in Competitive Activities;

(c)                                           any person or business engaged in Competitive Activities if the portion of the revenues of such person and its subsidiaries (on a consolidated basis) or business for the financial year ending immediately prior to the time of such acquisition that is attributable to Competitive Activities accounts for less than the greater of (i) (x) twenty five per cent. (25%) of such person’s or business’ consolidated annual revenues or (y) €60,000,000 (sixty million euro) (if the Competitive Activities relate to the provision of services to business customers) or (ii) (x) fifteen per cent. (15%) of such person’s consolidated annual revenues or (y) €35,000,000 (thirty five million euro) if the Competitive Activities relate to the provision of services to residential customers); or

(d)                                          any person or business engaged in Competitive Activities if such Competitive Activities account for at least the greater of (i) (x) twenty five per cent. (25%) of such person’s or business’ consolidated annual revenues for the financial year immediately prior to the time of acquisition of such person or business or (y) €60,000,000 (sixty million euro) of such person’s or business’ consolidated annual revenues for such financial year (if the Competitive Activities relate to the provision of services to business customers) or (ii) (x) fifteen per cent. (15%) of such person’s or business’ consolidated annual revenues for the financial year immediately prior to the time of acquisition of such person or business or (y) €35,000,000 (thirty five million euro) of such person’s or business’ consolidated annual revenues for such financial year (if the Competition Activities relate to the provision of services to retail customers) provided that, to the extent that this sub-clause 8.3.1(d) is applicable, the applicable member of the NTL Group uses its reasonable endeavours to sell, transfer or otherwise dispose of a portion of the person or business that conducts Competitive Activities within eight months after the date on which the acquisition of such person or business so that, following such sale, transfer or disposition, the relevant member of the NTL Group is in compliance with sub-clause 8.3.1(c) (it being acknowledged and agreed by (x) NGL that, in marketing such business for sale, the NTL Group shall ensure that the Buyer is offered a reasonable opportunity to purchase such business and (y) the Buyer that, if the relevant member of the NTL Group is unable to divest the requisite portion of the acquired person or business within such eight month time period, such member of the NTL Group may retain ownership of the person or business conducting the Competitive Activities with no obligation to the Buyer); or

8.3.2                                                as a result of any Merger Event (including any continuation of the business of any Merger Partner and/or its subsidiaries thereafter).

8.4                                        Notwithstanding anything in clause 8.1 to the contrary, any member of the NTL Group shall have the right to engage in any Competitive Activities comprising the provision of services to business customers at any time after a Target Change of Control.

Non-solicitation

8.5                                        NGL undertakes to the Buyer and each other Buyer Group Company that it will not, and it shall procure that each member of the NTL Group will not directly or indirectly, at any time during the period of twelve (12) calendar months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any Buyer Group Company (including, without limitation, any Target Group Company) any person who is at the Completion Date an Employee whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to:

8.5.1                                                any employee employed in a non-managerial or purely administrative role earning less than €50,000 (fifty thousand euro) per annum in basic compensation; and

8.5.2                                                any recruitment of any person in response to a newspaper, web page or similar advertisement not aimed at employees of the Target Group.

8.6                                        The Buyer undertakes to NGL and each other NTL Group Company that it will not, and it shall procure that each member of the Target Group will not, directly or indirectly, at any time during the period of twelve (12) calendar months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any member of the NTL Group any person who is immediately following the Completion Date employed by any member of the NTL Group, whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to:

8.6.1                                                any employee employed in a non-managerial or purely administrative role earning less than €50,000 (fifty thousand euro) (or the Sterling equivalent thereof) per annum in basic compensation; and

8.6.2                                                any recruitment of any person in response to a newspaper, web page or similar advertisement not aimed at employees of the NTL Group.

8.7                                        NGL undertakes to the Buyer and each other Buyer Group Company that it shall not, and it shall procure that each member of the NTL Group shall not, directly or indirectly, at any time during the period of twelve (12) calendar months from the Completion Date, cause or endeavour to cause IBM Ireland to reassign any consultant who provides services to any member of the Target Group immediately prior to Completion from any member of the Target Group to the Core Group.

8.8                                        NGL undertakes to the Buyer and each other Buyer Group Company that it will not, and it shall procure that each member of the NTL Group will not directly or indirectly, in each case for the sole purpose of activities which are prohibited by virtue of clause 8.1, at any time during the period of twelve (12) calendar months from the Completion Date, solicit or entice away, or endeavour to solicit or entice away, from any Target Group Company any person who is at the Completion Date a Material Customer.

8.9                                        For the purposes of clauses 8.5 to 8.8 (inclusive), “directly or indirectly” shall mean NGL or the Buyer (as appropriate) acting either alone or jointly with or on behalf of any other person whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

8.10                                 Following Completion, NGL shall not and shall use reasonable endeavours to procure that no members of the NTL Group shall knowingly do or say anything which is intended to be harmful to the reputation of the Target Group.

8.11                                 Each of the foregoing provisions of this clause 8 shall constitute an entirely separate and independent restriction and undertaking.

8.12                                 It is agreed between the parties that, whilst the restrictions set out in this clause 8 are considered fair and reasonable, if it should be found that any of the restrictions be void or unenforceable as going beyond what is fair and reasonable in all the circumstances and if by deleting part of the wording or substituting a shorter period of time or different geographical limit or a more restricted range of activities for any of the periods of time, geographical limits or ranges of activities set out in this clause 8 it would not be void or unenforceable then there shall be substituted such next less extensive period or limit or activity or such deletions shall be made as shall render this clause 8 valid and enforceable.

9.                                               CONFIDENTIALITY

9.1                                        With effect from Completion, NGL shall, and shall procure that each other member of the NTL Group shall, in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit any information regarding this Transaction and any Target Confidential Information, PROVIDED THAT:

9.1.1                                                such obligation shall not apply to information which comes into the public domain (other than through a breach by NGL of the provisions of this clause 9.1) or any information obtained by it or any other member of the Core Group from a third party (other than a member of the Target Group) not, to NGL’s knowledge, subject to a duty of confidentiality towards the Target Group with respect to such information;

9.1.2                                                any member of the NTL Group shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or any Taxation Authority or by any securities exchange on which its shares are listed or traded or for the preparation of its financial statements; and

9.1.3                                                any member of the NTL Group shall be entitled to disclose to its directors, officers, employees, agents, auditors or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and NGL procuring that such person keeps such information confidential in accordance with this clause 9.1).

9.2                                        The Buyer shall, and shall procure that each member of the Buyer Group (including, for the avoidance of doubt, following Completion, each Target Group Company) shall, in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for its own or any other person’s benefit any information regarding this Transaction and any Retained Confidential Information, PROVIDED THAT:

9.2.1                                                such obligation shall not apply to information which comes into the public domain (other than through a breach by the Buyer of the provisions of this clause 9.2) or any information obtained by it or any other member of the Buyer Group (excluding the Target Group in respect of confidential information relating to the Core Business obtained prior to Completion) from a third party not, to the Buyer’s knowledge, subject to a duty of confidentiality towards NGL or any member of the NTL Group with respect to such information; or

9.2.2                                                any member of the Buyer Group shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority or any Taxation Authority or by any securities exchange on which its shares are listed or traded or for the preparation of its financial statements;

9.2.3                                                any member of the Buyer Group shall be entitled to disclose to its directors, officers, employees, agents, auditors or advisers such information as may be necessary to enable them to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and the Buyer procuring that such person keeps such information confidential in accordance with this clause 9.2); and

9.2.4                                                any member of the Buyer Group shall be entitled to disclose Retained Confidential Information to any proposed third party purchaser of the Irish Cable Business subject to such third party purchaser entering into a confidentiality agreement with NGL substantially on the terms of the Confidentiality Agreement (and NGL agrees that it shall act reasonably in agreeing the terms of such confidentiality agreement).

10.                                        ANNOUNCEMENTS

10.1                                 At 7:30 a.m. on the Business Day immediately following today’s date NGL (or another member of the NTL Group) and the Buyer shall release the Announcement.

10.2                                 Save as provided in clauses 10.1 and 10.3, no party shall (and NGL shall procure that each other member of the NTL Group shall not, without the consent of the Buyer, and the Buyer shall procure that each other member of the Buyer Group shall not, without the consent of NGL) issue any press release or publish any circular to shareholders or any other document or make any public statement after Completion, relating to any part of the Transaction or any ancillary matter.  For the avoidance of doubt, following the release of the Announcement, any party may announce in any reasonable form, the information (or any part of it) included in the Announcement.

10.3                                 Nothing in clause 10.2 shall restrict:

10.3.1                                         any NTL Group Company, the Buyer, any Buyer Group Company or any Target Group Company after Completion from directly informing their respective customers or suppliers of the acquisition of the Target Group by the Buyer;

10.3.2                                         any party or any member of its Group from making any disclosure to any of its directors, officers, employees, agents, auditors or advisers who are required to receive such disclosure to carry out their duties (conditional upon any such person being informed of the confidential nature of such information and the disclosing party procuring that such person keeps such information confidential for as long as the disclosing party is obliged to do so in accordance with this clause);

10.3.3                                         any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any Taxation Authority or by any securities exchange provided that it shall (to the extent legally permitted to do so) provide the other parties with prior written notice that it is required or otherwise intends to make such announcement or disclosure;

10.3.4                                         any announcement or disclosure disclosing information which has previously been publicly announced or disclosed in accordance with the provisions of this clause 10; or

10.3.5                                         any announcement or disclosure necessary by any person in order to enforce its rights under this Agreement or any other agreement to be entered into pursuant to this Agreement.

11.                                        COSTS

Save as otherwise expressly provided in this Agreement or any other agreements to be entered into pursuant to this Agreement, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement or any other agreement to be entered into pursuant to this Agreement.

12.                                        POST-COMPLETION ARRANGEMENTS

Release of intra-group guarantees

12.1                                 Each of the Sellers shall use all reasonable endeavours (which shall not extend to the making of any payment other than in respect of reasonable legal costs but shall include (to the extent permitted under the terms of the Senior Credit Facility and/or the Senior Note Indenture) the giving of guarantees in respect of the debts, liabilities or obligations of the relevant member of the Core Group) to obtain the release with effect from no later than Completion or, if later, the date of becoming aware of the same, of each member of its Relevant Group from any guarantee, security, bond, letter of comfort or other similar obligation given or incurred by it to the extent relating to debts or other liabilities or obligations (whether actual or contingent) of any member of the Core Group and, pending such release but following and subject to Completion, such Seller unconditionally and irrevocably agrees, as a continuing obligation, to indemnify each member of its Relevant Group against, and to pay on demand an amount equal to, any loss which such member may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) in connection with any such guarantee, security, bond, letter of comfort or other similar obligation, whether arising on, before or after Completion.

12.2                                 The Buyer shall use all reasonable endeavours (which shall not extend to the making of any payment other than in respect of reasonable legal costs but shall include the giving of guarantees in respect of the debts, liabilities or obligations of any Target Group Company) to obtain the release with effect from Completion or, if later, the date of becoming aware of the same, of each member of the Core Group from any guarantee, security, bond, letter of comfort or other similar obligation given or incurred by it to the extent relating to debts or other liabilities or obligations (whether actual or contingent) of any Target Group Company and, pending such release but following and subject to Completion, the Buyer unconditionally and irrevocably agrees, as a continuing obligation, to pay to the Sellers (for themselves and as trustees for each other member of the Core Group) on demand an amount equal to, any loss which any member of the Core Group may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) in connection with any such guarantee, security, bond, letter of comfort or other similar obligation, whether arising on, before or after Completion PROVIDED THAT the Buyer shall not be liable to pay the Core Group to the extent of any liability which arises as a result of a breach of the Warranties or in respect of which the Buyer has a claim under the Tax Deed.

12.3                                 The Buyer further agrees to use all reasonable endeavours (which shall not extend to the making of any payment other than in respect of reasonable legal costs but shall include the giving of guarantees in respect of the debts, liabilities or obligations of any Target Group Company) to obtain the release of NatTrans and any member of its Group, with effect from Completion, from each guarantee listed in Schedule 8 (the “NatTrans Guarantees”) and, with effect from becoming aware of the same, from any other guarantee, security, bond, letter of comfort or other similar obligation given or incurred by it to the extent relating to the obligations of any member of the Target Group as a lessee in respect of any leasehold property, and the Buyer unconditionally and irrevocably agrees, as a continuing obligation, to pay to NGL and the Sellers (for themselves and as trustees for each member of the Core Group) on demand an amount equal to, any loss which any member of the Core Group may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) as a result of a claim under any indemnity given prior to the date of this Agreement by any member of the Core Group in favour of NatTrans or any member of its Group in respect of any loss suffered by NatTrans (or any member of its Group) as a result of any such guarantee, security, bond, letter of comfort or other similar obligation PROVIDED THAT the Buyer shall not be liable to pay the Core Group to the extent of any liability which arises as a result of a breach of Warranties or in respect of which the Buyer has a claim under the Tax Deed.

Records

12.4                                 Subject to the terms of the Ancillary Agreements, following Completion, NGL shall procure in relation to all material records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of any member of the NTL Group relating to any matters which include the Irish Cable Business, the Target Group Companies or the Additional Assets that:

12.4.1                                         to the extent that such records, papers, documents and data relate exclusively to the Irish Cable Business, the Target Companies or the Additional Assets (save as provided above), the relevant Target Group Company shall on request be given access by the relevant member of the NTL Group to such records, papers, documents and data to examine and/or remove or copy the same provided that where any such records, papers, documents and data are so removed the NTL Group shall be entitled to retain one copy thereof for compliance with applicable law or regulation or internal document retention policy or to the extent necessary to enable it to comply with its obligations under the Asset Transfer Agreement or any of the Ancillary Agreements, or, to the extent that such records, papers, documents and data are held by a third party document storage contractor on behalf of any member of the NTL Group, NGL shall procure that the Target Group Companies shall have access to such records, papers, documents and data to examine and/or remove the same in accordance with the terms and conditions of the provision of such storage by such document storage contractor (at the cost of the relevant Target Group Company) and shall notify the Buyer and afford the Buyer and the Target Group Companies a reasonable opportunity to remove any such records, papers, documents and data in the event that any member of the NTL Group terminates any arrangements with a third party document storage contractor which are in effect at the date of this Agreement; and/or

12.4.2                                         to the extent that such records, papers, documents and data do not relate exclusively to the Irish Cable Business, the Target Group Companies or the Additional Assets (save as provided above), such records, papers, documents and data shall be retained for a period of at least three (3) years from Completion or six (6) years from Completion if such records, papers, documents and data relate to Taxation (or such longer period as may be required by statute) and the information in such records, papers, documents and data relating to the Irish Cable Business or the relevant Target Group Company shall, subject to clause 12.7, be made available (at reasonable times and on reasonable notice) to the Buyer or any of its officers, employees, agents or advisers PROVIDED THAT the Buyer shall and shall procure that its officers, employers, agents and advisers shall keep such information confidential save to the extent required to disclose the same by law, any competent judicial or regulatory authority or any securities exchange.

12.5                                 Subject to the terms of the Ancillary Agreements, following Completion the Buyer shall procure that all material records, papers, documents and data (in whatever form they may exist) in the possession, custody or control of, or kept or made by or on behalf of any of the Target Group Companies relating to any matters which include the business of any member of the NTL Group and all rights in such records, papers, documents and data shall:

12.5.1                                         to the extent that such records, papers, documents and data relate exclusively to the Core Business or to any member of the NTL Group (other than the Target Group), be deemed to be the property of, and shall be held on trust for, the relevant member of the NTL Group and any such items shall be delivered or made available to the relevant member of the NTL Group, provided that the Target Group shall be entitled to retain one copy thereof for compliance with applicable law or regulation or internal document retention policy; and/or

12.5.2                                         to the extent that such records, papers, documents and data do not relate exclusively to the Core Business, be retained for a period of at least three (3) years from Completion or six (6) years from Completion if such records, papers, documents and data relate to Taxation (or such longer period as may be required by statute) and the information in such records, papers, documents and data relating to the Core Business shall, subject to clause 12.7, be made available (at reasonable times and on reasonable notice) to NGL, the Sellers and the other members of the NTL Group and their respective officers, employees, agents or advisers PROVIDED THAT NGL shall and shall procure that the officers, employers, agents and advisers of each member of NTL Group shall keep such information confidential save to the extent required to disclose the same by law, any competent judicial or regulatory authority or any securities exchange.

12.6                                 The Buyer shall procure that for a period of at least three (3) years from Completion or six (6) years from Completion if the same relate to Taxation (or such longer period as may be required by statute) the material records, papers, documents and data relating to the Irish Cable Business, the Target Group Companies and the Additional Assets shall be retained and the information in such records, papers, documents and data shall be made available to the Sellers and NGL and their respective officers, directors, employers, agents, advisers and auditors (at reasonable times and on reasonable notice) for the purpose of dealing with the accounting, taxation, financial or insurance affairs of the NTL Group or (in respect of pre-Completion matters) of the Target Group Companies, PROVIDED THAT NGL shall or shall procure that such persons shall keep such information confidential save to the extent required to disclose the same by law or any competent judicial or regulatory authority or in order to comply with the rules of any securities exchange.  For the avoidance of doubt, the provisions of this clause 12.6 shall include the making available of information relating to the post-Completion affairs of the Target Group to the extent necessary to deal with the completion of the NTL Group’s tax returns.

12.7                                 Clauses 12.4.2 and 12.5.2 shall not require any person to disclose any information if to do so would breach any confidentiality undertaking existing at today’s date or prejudice legal privilege in respect of any matter in dispute or reasonably likely to be in dispute at the time of the proposed disclosure.

Net Trading Account Balance

12.8                                 Save as provided below, following Completion:

12.8.1                                         the Buyer shall procure that any net trading account balance owed by any member of the Target Group to any member of the Core Group (other than any trading account balance incurred under the terms of the Ancillary Agreements or the Framework Services Agreement and which is repayable under the terms thereof) shall be repaid in accordance with the regular timing of such payments adopted prior to Completion or, where any such balance has not historically been regularly settled, at the month end following Completion; and

12.8.2                                         NGL shall procure that any net trading account balance owed by any member of the Core Group to any member of the Target Group (other than any trading account balance incurred under the terms of any of the Ancillary Agreements or the Framework Services Agreement and which is repayable under the terms thereof) shall be repaid in accordance with the regular timing of such payments adopted prior to Completion or, where any such balance has not historically been regularly settled, at the month end following Completion,

PROVIDED THAT any net trading account balance which is outstanding at the Adjustment Date and which is not taken into account in the calculation of Net Working Capital shall be eliminated and shall not be repaid following Completion.

Winding Up of the Sellers

12.9                                 If at any time after Completion, NGL wishes to procure the winding up of either or both of the Sellers, all of the relevant Seller’s rights and obligations under this Agreement and any other agreement entered into by it pursuant hereto shall be novated to NGL, and the Buyer hereby agrees to such novation.

Termination of Intra-Group Arrangements

12.10                          Save to the extent provided in or envisaged by this Agreement, or any other agreement to be entered into pursuant to or in connection with this Agreement (including, without limitation, the Ancillary Agreements) or otherwise agreed between NGL and the Buyer, the Outsourcing of Internet Services Agreement (draft dated 8 October 2003) between ntl: Ireland and ntl: home, UK shall be terminated with effect from Completion without liability to any party thereto.

Insurance Policies

12.11                          NGL shall use all reasonable endeavours to procure that any of the Policies (as defined in Part IV of Schedule 3 (the Warranties)) which are held by a member of the NTL Group (other than the Target Group) shall continue in existence, without alteration, for a period of 90 Business Days following Completion.  The cost of maintaining (including, without limitation, any increase in the premium payable in respect of any such Policy) such Policies in relation to the Target Group shall be borne by the Buyer.

MCI Duct Lease

12.12                          Subject to clause 12.13, the Buyer acknowledges that on or around 1 January 2001, the NTL Group (which, at that time, owned the Stentor network) entered into an informal agreement with MCI Worldcom (“MCI”) pursuant to which it granted to MCI a 20 year lease (the “MCI Duct Lease”) of a single sub-duct situated in Dublin and running from the junction of Alfie Road and East Point Business Park to the junction of Oscar Traynor Road and Clonshaugh Road (the “MCI Duct”).  The Buyer hereby agrees to procure, following Completion, that Networks (as the current owner of the Stentor network) shall continue to maintain the MCI Duct and to make available to MCI, and permit the continued quiet use by

MCI of, the whole of the MCI Duct for no charge until the expiry of the MCI Duct Lease on 31 December 2021.

12.13                          If, following Completion, Communications and MCI enter into a formal agreement in respect of the MCI Duct Lease (a “New MCI Agreement”) and compliance by Communications with its obligations under such New MCI Agreement would not have a material adverse effect on the existing arrangements between the Core Group and MCI in respect of the lease of sub-duct situated in the “Birmingham Loop” at the MCI switch site at Unit B, Parkway Industrial Centre, Heneage Street, Birmingham, the Buyer will have no further obligation to NGL and the Sellers under clause 12.12.

Section 765A Income and Corporation Taxes Act notifications

12.14                          The Sellers will make all necessary notifications under s.765A Income and Corporation Taxes Act 1988 in relation to the sale of the Shares and provide such particulars as are required by the Board of the Inland Revenue in relation to those notifications in a timely and proper manner.

12.15                          The Buyer confirms to the Sellers that it is resident in a Member State of the European Union for the purposes of s.765A Income and Corporation Taxes Act 1988, and agrees that it will as soon as is reasonably practicable provide the Sellers with all information and assistance reasonably requested by the Sellers or NGL in order to make all necessary notifications which are referred to in clause 12.14.

12.16                          Following Completion, the Sellers shall use reasonable endeavours (which shall not extend to incurring any material expenditure) to assist the Buyer and/or the Target Group to register any unregistered property interests of the Target Group Companies in existence at the date of this Agreement (including the West Corner Unit and the City West Lease which are the subject of the Asset Transfer Agreement) with the Land Registry and/or Registry of Deeds.

Incentive Payments

12.17                          The provisions of clauses 12.17 to 12.24 shall apply if, on or after Completion, at the direction of the Sellers, an award of stock is to be made, or a bonus amount is to be paid in cash, to any employee or former employee of Communications (a “Relevant Individual”) by any member of the Core Group (other than the Target Group) under or pursuant to any incentive plan established by the Core Group (other than the Target Group and excluding, for the avoidance of doubt, the Target Group’s annual bonus arrangements) prior to Completion (an “Incentive Award”).

12.18                              If an Incentive Award is to be paid, the Sellers shall notify Communications and the Buyer no less than ten (10) Business Days in advance of such date as the Sellers shall specify as the date for the payment of the Incentive Award to be paid to the Relevant Individual (the “Payment Date”).

12.19         If the relevant Incentive Award is a payment of cash (a “Cash Bonus”) to be paid to the Relevant Individual, the Sellers shall pay to Communications an amount equal to the Cash Bonus no less than five (5) Business Days before the Payment Date, and Communications shall pay the Cash Bonus to the Relevant Individual on the Payment Date, after deducting any Tax which is required to be deducted in accordance with clause 12.23 and any other deductions and withholdings required by law.

12.20         The payment of an amount equal to the Cash Bonus to be made by the Sellers to Communications pursuant to clause 12.19 shall be made in full, without set-off or counterclaim and free and clear from all deductions or withholdings whatsoever, save only as may be required by law. If the Sellers are required by law to make a deduction or withholding, the Sellers shall, at the same time as the sum which is the subject of the deduction or withholding is payable under clause 12.19, pay to Communications such additional amount as shall be required to ensure that the net amount received by Communications pursuant to clause 12.19 will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

12.21         If any sum payable by the Sellers to Communications pursuant to clause 12.19 shall be subject to a Taxation Liability in the hands of Communications, the Sellers shall be under the same obligation to make an increased payment in relation to that Taxation Liability as if the liability were a deduction or withholding required by law, but only to the extent that Communications is not entitled to a Relief when it pays the relevant Cash Bonus to the Relevant Individual.

12.22         If Communications is entitled to and receives payment in respect of a credit for or refund of Taxation by reason of the deduction or withholding, the Buyer shall procure that Communications shall, provided it determines in good faith it can do so without prejudice to the retention of that credit or refund, reimburse the Sellers with such amount as shall leave Communications in no better or worse position than it would have been had no deduction or withholding been required.

12.23         If an Incentive Award in the form of a Cash Bonus is made at any time on or after Completion, the Buyer shall procure that Communications shall:

12.23.1                                  comply with all obligations placed on an employer under Part 42 TCA (and all regulations made thereunder) in respect of such Cash Bonus as if, in all respects, Communications is the ‘employer’ in respect of such Cash Bonus within the meaning of Section 983 TCA. For the avoidance of doubt, the obligations herein referred to include the administration of the Pay As You Earn system in respect of such Cash Bonus and accounting for all relevant Tax to the relevant Taxation Authority; and

12.23.2                                  comply with all obligations placed on an employer under the Social Welfare

(Consolidation) Act, 1993 (as amended) and the Health Contributions Act, 1979 (and all regulations made thereunder) in relation to Pay Related Social Insurance contributions (“PRSI Contributions”) in respect of such Cash Bonus, including accounting for all employer PRSI Contributions to the appropriate Taxation Authority.

For the avoidance of doubt, if the Incentive Award is made in the form of an award of stock or shares in the capital of any company (but which shall not include stock or shares in the Target Group or the Buyer), the obligations of the Buyer hereunder shall also include procuring that Communications complies with all relevant reporting requirements to a Taxation Authority placed on an employer in relation to such Incentive Award within the relevant statutory timeframe.

12.24         The Sellers shall pay to the Buyer on demand an amount equal to any loss suffered by the Buyer Group in relation to any claim made by a Relevant Individual against any member of the Buyer Group in relation to any Incentive Award (including, for the avoidance of doubt, any claim in relation to the entitlement to or quantum of an Incentive Award) and the provisions of paragraph 9 of Schedule 4 shall apply in relation to any such claim.  Any such payment shall constitute an adjustment to the Consideration.

12.25         The provisions of clauses 16.19 to 16.22 (Gross up) shall not apply to any payment made under clauses 12.17 to 12.24.

12.26                          Neither the Buyer nor the Target Group shall be obliged to pay any Cash Bonus to a Relevant Individual in respect of an Incentive Award unless Communications shall have received an amount equal to such Cash Bonus in accordance with clauses 12.17 to 12.24.

13.                                        USE OF NTL NAME AND LOGO

13.1                                 Subject to the terms of the Domain Name Licence and to clause 13.3, the Buyer shall procure that as soon as reasonably practicable after Completion and, in any event, within twelve (12) months after such date or, if later, six (6) months after the date on which any sale by the Buyer of the Irish Cable Business is completed (provided that such date falls no later than fifteen (15) months after Completion):

13.1.1                                         the name of any Target Group Company which includes the word “NTL” is changed to a name which does not include such word (or any word which is similar or confusingly similar to such word);

13.1.2                                         the Target Group Companies shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, registered designs, logos or domain names used or owned by any member of the NTL Group including, without limitation, the “ntl:” logo (the “NTL Mark”) or any confusingly similar mark, design, name, logo or domain name; and

13.1.3                                         without prejudice to the generality of sub-clauses 13.1.1 and 13.1.2, the Target Group Companies shall cease in any manner whatsoever to use or display the name “NTL” or the NTL Mark or any confusingly similar mark, design, name, logo or domain name,

PROVIDED THAT the Target Group shall not be required to remove the name “NTL” or the NTL Mark from any items provided to customers prior to the date of this Agreement or from network or associated cable infrastructure constructed or installed prior to the date of this Agreement.

13.2                                 The Buyer shall procure that, throughout the period following Completion during which any of the Target Group Companies are using or displaying the name “NTL” or the NTL Mark in any way and for a period of twelve (12) months thereafter, the relevant Target Group Companies shall (at NGL’s cost) render to NGL such assistance as NGL may reasonably require in connection with any actual or threatened actions, claims, demands or proceedings in relation to the use or display of the name “NTL” or the NTL Mark (including, without limitation, by way of providing oral or written evidence or swearing any affidavits).

13.3                                 Subject to the limitations set out in the Framework Services Agreement, the Buyer unconditionally and irrevocably agrees to pay on demand to NGL and each Seller (for itself and/or as trustee for each member of the Core Group) an amount equal to any loss which any member of the Core Group may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) as a consequence of any claim made by any third party against any member of the Core Group as a result of the use by any Target Group Company of the name “NTL” or the NTL Mark pursuant to this clause 13 (including, without limitation, the continued use of the name “NTL” or the NTL Mark on network or associated cable infrastructure constructed or installed prior to the date of this Agreement) following Completion but excluding any loss arising as a result of any bona fide claim that the name “NTL” or the NTL Mark in the Irish Cable Business infringes the Intellectual Property Rights of any third party.

14.                                        GUARANTEE

14.1                                 NGL as primary obligor unconditionally and irrevocably guarantees to the Buyer the full, prompt and complete performance by the Sellers and any other members of the NTL Group of all their respective obligations under this Agreement and any other agreement or arrangement to be entered into by them in connection with this Agreement (including, without limitation, the Framework Services Agreement, the Ancillary Agreements and the Transaction Documents) and the due and punctual payment of all sums now and subsequently payable by the Sellers, arising out of or in connection with this Agreement (and any such other agreement or arrangement) when the same shall become due.

14.2                                 The obligations assumed by NGL in clause 14.1 shall remain in force until all of the obligations of the Sellers under this Agreement have been fully performed and discharged.

14.3                                 Neither the obligations of NGL nor the rights and remedies of the Buyer under clause 14.1 or otherwise conferred by law shall be discharged, prejudiced or impaired by reason of:

14.3.1                                         any amendment to this Agreement or any variation of any of the obligations of the Sellers;

14.3.2                                         any incapacity or lack of powers, authority or legal personality of, or dissolution or change in the members or status or constitution of, either Seller, NGL, the Buyer or any other person or the acquisition of all or part of the undertaking of the Buyer or the Seller;

14.3.3                                         any of the obligations of the Sellers being or becoming invalid, illegal, void or unenforceable for any reason;

14.3.4                                         any time or indulgence given or agreed to be given, or any composition or arrangement made or accepted in respect of any of the obligations of the Sellers;

14.3.5                                         any waiver or release of the obligations of the Sellers;

14.3.6                                         any postponement, discharge, reduction, non-provability or other similar circumstance affecting any of the obligations of the Sellers and/or any sums payable by the Sellers resulting from:

(a)                         the making of any composition or arrangement by either Seller with its creditors;

(b)                        any insolvency, liquidation or dissolution proceedings; or

(c)                         any law, regulation or order.

15.                                        APPLICABLE LAW AND JURISDICTION

Governing Law

15.1                                 This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England and Wales.

Dispute Resolution

15.2                                 Any dispute arising out of or in connection with this Agreement, including without limitation any question regarding the validity, existence or termination of this Agreement shall be finally resolved by arbitration in England, conducted in English, by three arbitrators pursuant to the rules of the London Court of International Arbitration (the “LCIA”) (the “Rules”) save that the Rules shall be amended in relation to the appointment of arbitrators as set out below.

15.3                                 One arbitrator shall be nominated by NGL and the Sellers and one arbitrator shall be nominated by the Buyer.  If the Buyer is unable to agree on the nomination of an arbitrator within ten (10) Business Days of notification by NGL and the Sellers of their nominated arbitrator, the LCIA shall appoint an arbitrator on behalf of the Buyer.  The third arbitrator shall be selected by the two so chosen within ten (10) Business Days of the appointment of the second arbitrator, failing which the LCIA shall appoint the third arbitrator, who shall be the chairman of the arbitral tribunal.

Enforcement of judgments

15.4                                 Without prejudice to clause 15.2, nothing in this Agreement shall affect the right to bring proceedings in any jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other court.

16.                                        GENERAL

Entire agreement

16.1                                 This Agreement (together with the other Transaction Documents) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement other than paragraphs 3.1.1 to 3.1.4 (inclusive), 3.5.5, 3.5.6, 4.7, 4.8, 5, 6 and 7 of the Confidentiality Agreement (insofar as they relate to Confidential Information in relation to the NTL Group (other than the Target Group)) which shall continue in force after the date of this Agreement.

16.2                                 Each party acknowledges and agrees that:

16.2.1                                         it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly repeated or referred to in this Agreement and the only remedy or remedies available to the Buyer in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

16.2.2                                         this clause 16.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement (including for the avoidance of doubt, the Warranties) which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

16.3                                 The Buyer acknowledges and agrees that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise all of which are hereby excluded to the fullest extent permitted by law.

16.4                                 This Agreement shall not be construed as creating any partnership or agency relationship between the parties.

Variations and waivers

16.5                                 No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

16.6                                 No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party.  No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

Assignment

16.7                                 The Sellers and NGL acknowledge and agree that the Buyer may at any time after Completion sell or transfer all of the Shares and its rights to the Additional Assets and at the same time wish to transfer all of the rights under this Agreement and the other Transaction Documents to which it is a party.

16.8                                 The Sellers and NGL agree that the benefit of this Agreement and all of the other Transaction Documents to which the Buyer is a party may, subject to clauses 16.9 and 16.10, be assigned (in whole but not in part) by the Buyer in the circumstances contemplated by clause 16.7 without the consent of the Sellers to, and may be enforced by, any such person as if it were the Buyer under this Agreement PROVIDED THAT the assignee shall have net assets of at least €1 (one euro) (or the equivalent in any currency) and shall, prior to such assignment:

16.8.1                                         warrant to the Sellers in the terms of the warranties in clause 7.12 of this Agreement in respect of the obligations to be assumed by it;

16.8.2                                         if it is not a corporate entity incorporated in England, Wales or Ireland, deliver to NGL and the Sellers a legal opinion in respect of the obligations to be assumed by it in substantially the form of the legal opinion delivered to NGL and the Sellers on the date of this Agreement; and

16.8.3                                         if such assignee is a body corporate which is not incorporated in the United Kingdom, appoint an agent for service of Notices and/or proceedings in accordance with clause 17.6.

16.9                                 If an assignment of the benefit of this Agreement and all of the other Transaction Documents to which the Buyer is a party is made as permitted under clause 16.8:

16.9.1                                         the liabilities of the members of the Core Group under this Agreement and the Transaction Documents shall be no less or greater than such liabilities would have been had the assignment not occurred; and

16.9.2                                         save in relation to clauses 16.7 to 16.11 of this Agreement, references in this Agreement to “the Buyer” and “the Buyer Group” shall be deemed to be references to the relevant assignee and the relevant assignee’s Group respectively.

16.10                          Without prejudice to the accrued rights of NGL and the Sellers against the Buyer under this Agreement or any of the Transaction Documents, if, following Completion, the Buyer sells the Shares to any third party or if an assignment of the benefit of this Agreement and all the other Transaction Documents to which the Buyer is party is made as permitted under clause 16.8, the Buyer shall procure that the purchaser or assignee (as applicable) shall undertake directly to NGL and the Sellers to comply with either (i) all the obligations of the Buyer under the Transaction Documents or (ii) the obligations of the Buyer under:

16.10.1                                  clauses 3.6, 3.9, 3.11, 3.12, 3.13, 3.15, 6.1 (subject to clauses 6.3 and 6.4), 6.5.1, 7.14, 8.6, 9.2, 12.2, 12.3, 12.5, 12.6, 12.8.1, 12.12, 12.18 to 12.24 (inclusive), 13.2, 13.3, 16.15, 16.19, 16.20, 16.21, 16.22 and paragraphs 9, 12 and 15 of Schedule 4 to this Agreement;

16.10.2                                  clauses 4.3, 5.4, 6, 7, 8, 11 of, and Schedule 2 to, the Asset Transfer Agreement;

16.10.3                                  clauses 6, 7, 8, 9, 11, 12.8, 13.3, 13.5 and 13.6 of the Tax Deed;

16.10.4                                  the Buyer Undertaking; and

16.10.5                                  to the extent that the Buyer is a party thereto, the Ancillary Agreements.

and NGL and the Sellers agree to enter into an agreement with the purchaser or assignee (as applicable) to give effect to such undertaking.

16.11                          Save as otherwise expressly provided in this Agreement, no party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement (or any other Transaction Document) without the prior written consent of any other party to the relevant document.

Invalidity

16.12                          The invalidity, illegality or enforceability of any provision of this Agreement shall not affect or impair the continuation in force of the remainder of this Agreement.

Effect of Completion

16.13                          The provisions of this Agreement, insofar as the same shall not have been fully performed or expressly waived in writing at Completion, shall remain in full force and effect notwithstanding Completion.

Counterparts

16.14                          This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

16.15                          Save as otherwise expressly provided in this Agreement and any other agreement to be entered into pursuant to this Agreement, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Third party rights

16.16                          Save as otherwise expressly provided in this Agreement or where any provision is expressed to be for the benefit of any member of the NTL Group or the Buyer’s Group which is not a party to this Agreement, no provisions of this Agreement which confer rights upon any third party shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any such third party.

Compromise of claims

16.17                          Notwithstanding that members of the NTL Group shall be entitled to enforce certain rights under this Agreement which have been given for their benefit, the parties to this Agreement may enter into any agreement or arrangement with the other parties varying or amending any of the terms of this Agreement, or comprising or settling any claim under this Agreement (including in respect of such rights) without reference to the interest of, or the consent of, the other members of the NTL Group not party to this Agreement.

No Set off

16.18                          Except as otherwise expressly provided, all payments to be made by the parties arising out of or in connection with this Agreement (or any other agreement or arrangement required to be entered into by it in connection with this Agreement) shall be made in full, without set-off or counterclaim and without any deduction whatsoever except to the extent required by law.

Gross up

16.19                          Subject to clause 12.25, all payments to be made by the parties arising out of or in connection with this Agreement (or any other agreement or arrangement required to be entered into in connection with this Agreement) shall be made in full, without set-off or counterclaim and free and clear of all deductions or withholdings whatsoever save only as may be required by law.  Subject to clauses 16.20, 16.21 and 16.22, if the payer is required by law to make a deduction or withholding, the payer shall, at the same time as the sum which is the subject of the deduction or withholding is payable under this Agreement, pay to the payee such additional amount as shall be required to ensure that the net amount received by the payee under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

16.20                          If the payee is entitled to and receives payment in respect of a credit for or refund of Taxation by reason of the deduction or withholding it shall, provided it determines in good faith it can do so without prejudice to the retention of that credit or refund, reimburse the payer with such amount as shall leave the payee in no better or worse position than it would have been had no deduction or withholding been required.  If any sum payable by the Sellers to the Buyer under this Agreement shall be subject to a Taxation Liability in the hands of the Buyer, the Sellers shall be under the same obligation to make an increased payment in relation to that Taxation Liability as if the liability were a deduction or withholding required by law.

16.21                          The obligation to pay additional amounts in clause 16.19 and the obligation to make increased payments in clause 16.20 shall only apply to the extent that:

16.21.1                                  the relevant deduction, withholding or Taxation Liability would arise under the current law as it is in force at the date of this Agreement; and

16.21.2                                  the relevant deduction, withholding or Taxation Liability would arise if the Buyer were resident in the United Kingdom for Taxation purposes and for the purposes of section 349(2)(c) Income and Corporation Taxes Act 1988 had its place of abode inside the UK.

16.22                          Without prejudice to clause 16.8 (Assignment), if either party assigns its rights under this Agreement and the payee is an assignee, the payer shall only be required to pay such sum as is equal to the amount it would have had to pay under clauses 16.19 or 16.20 had the party’s rights under the Agreement not been assigned.

17.                                        NOTICES

Form of notice

17.1                                 Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

Method of service

17.2                                 Service of a Notice must be effected by one of the following methods:

17.2.1                                         by hand to the relevant address set out in clause 17.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

17.2.2                                         by facsimile transmission to the relevant facsimile number set out in clause 17.4 and shall be deemed served on despatch, if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using the method described in clause 17.2.1 no later than the end of the next Business Day.

17.3                                 In clause 17.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located.  References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

Address for service

17.4                                 Notices shall be addressed as follows:

17.4.1                                         If to the Buyer:

c/o Morgan Stanley & Co. International Limited

25 Cabot Square

Canary Wharf

London E14 4QA

Fax: +44 (0) 20 7425 8990

For the attention of: Scott Matlock and the Company Secretary

17.4.2                                         If to NGL, Holdings or Chichester:

NTL House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Fax: +44 (0)1256 752 170

For the attention of: General Counsel

And with a copy (which shall not be a notice requirement) to:

Travers Smith

10 Snow Hill

London

EC1A 2AL

Fax: +44 (0)20 7295 3500

For the attention of: Spencer Summerfield.

Change of details

17.5                                 A party may change its address for service provided that the new address is within the same country and that it gives each other party not less than twenty-eight (28) days’ prior notice in accordance with this clause 17.  Until the end of such notice period, service on either address shall be effective.

Agent for service/deemed service

17.6                                 The Buyer irrevocably authorises and appoints Morgan Stanley & Co. International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA, for the attention of the Company Secretary (or the firm which at the time in question has succeeded to it and carries on its practice, or any replacement agent appointed by the Buyer in accordance with clause 17.7) as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this clause 17 shall be deemed to be effective service on the Buyer.

17.7                                 If the agent referred to in clause 17.6 (or any replacement agent appointed pursuant to this clause 17.7) at any time ceases to act as such for any reason, the Buyer shall forthwith appoint a replacement agent to accept service on its behalf, such agent having a service address in England or Wales, and the Buyer shall notify the Seller forthwith of the name and address of the replacement agent.

THIS AGREEMENT has been duly executed on the date first stated above.

SCHEDULE 1

TARGET GROUP COMPANIES

Name:	Communications

Incorporated:	25 August 1970

Registered in Ireland under No.:	32156

Registered Office:	Building P2, East Point Business Park, Clontarf, Dublin 3, Ireland

Authorised Share Capital:	€1,377,950.00 comprising 1,063,255 “A” ordinary shares of €1.27 each and 21,745 “B” ordinary shares of €1.27 each

Issued Share Capital:	€110,464.60 comprising 65,235 “A” ordinary shares of €1.27 each and 21,745 “B” ordinary shares of €1.27 each, all of which are held by ntl Irish Holdings Limited

Directors:	Graham Sutherland Brendan Hunt

Secretaries:	Robert Mackenzie Gillian James (Deputy Secretary)

Auditors:	Ernst & Young

Accounting Reference Date:	31 December

Charges:

Charge dated 24 June 2004 in favour of Credit Suisse First Boston over the uncalled share capital of the Company, mortgaged registered or unregistered property of the Company, all Chattels, both present and future, including any fixed plant or machinery, together with Floating Charges over the assets of the Company, together with a covenant not to create any further charges or disposals without the Security Trustee’s consent

Name:	ntl Irish Networks Limited

Incorporated:	15 November 2004

Registered in Ireland under No.:	393660

Registered Office:	Building P2, East Point Business Park, Clontarf, Dublin 3, Ireland

Authorised Share Capital:	€1,000,000.00 comprising 1,000,000 ordinary shares of €1.00 each

Issued Share Capital:	€101.00 comprising 101 ordinary shares of €1.00 each, all of which are held by ntl (Chichester) Limited

Directors:	Robert Mackenzie Graham Sutherland

Secretaries:	Robert Mackenzie Gillian James (Deputy Secretary)

Auditors:	Ernst & Young

Accounting Reference Date:	31 December

Charges:

Charge dated 30 November 2004 in favour of Credit Suisse First Boston over the uncalled share capital of the Company, mortgaged registered or unregistered property of the Company, all Chattels, both present and future, including any fixed plant or machinery, together with Floating Charges over the assets of the Company, together with a covenant not to create any further charges or disposals without the Security Trustee’s consent

Name:	ntl Communications (Galway) Limited

Incorporated:	27 September 1979

Registered in Ireland under No.:	71375

Registered Office:	Building P2, East Point Business Park, Clontarf, Dublin 3, Ireland

Authorised Share Capital:	€12,700.00 comprising 10,000 ordinary shares of €1.27 each

Issued Share Capital:	€1,270.00 comprising 1,000 ordinary shares of €1.27 each, 999 of which are held by Communications and 1 of which is held by ntl Communications (Waterford) Limited

Directors:	Robert Mackenzie Graham Sutherland

Secretary:	Robert Mackenzie Gillian James (Deputy Secretary)

Auditors:	Ernst & Young

Accounting Reference Date:	31 December

Charges:

Charge dated 24 June 2004 in favour of Credit Suisse First Boston over the uncalled share capital of the Company, mortgaged registered or unregistered property of the Company, all Chattels, both present and future, including any fixed plant or machinery, together with Floating Charges over the assets of the Company, together with a covenant not to create any further charges or disposals without the Security Trustee’s consent

Name:	ntl Communications (Waterford) Limited

Incorporated:	13 April 1971

Registered in Ireland under No.:	33976

Registered Office:	Building P2, East Point Business Park, Clontarf, Dublin 3, Ireland

Authorised Share Capital:	€127.00 comprising 100 ordinary shares of €1.27 each

Issued Share Capital:	€127.00 comprising 100 ordinary shares of €1.27 each, 99 of which are held by Communications and 1 of which is held by ntl Communications (Galway) Limited

Directors:	Robert Mackenzie Graham Sutherland

Secretary:	Robert Mackenzie Gillian James (Deputy Secretary)

Auditors:	Ernst & Young

Accounting Reference Date:	31 December

Charges:

Charge dated 24 June 2004 in favour of Credit Suisse First Boston over the uncalled share capital of the Company, mortgaged registered or unregistered property of the Company, all Chattels, both present and future, including any fixed plant or machinery, together with Floating Charges over the assets of the Company, together with a covenant not to create any further charges or disposals without the Security Trustee’s consent

Name:	ntl Construction Limited

Incorporated:	26 June 1992

Registered in Ireland under No.:	190772

Registered Office:	Building P2, East Point Business Park, Clontarf, Dublin 3, Ireland

Authorised Share Capital:	€12,700,000.00 comprising 10,000,000 ordinary shares of €1.27 each

Issued Share Capital:	€762,000.00 comprising 600,000 ordinary shares of €1.27 each, 599,999 of which are held by Communications and 1 if which is held by ntl Communications (Galway) Limited

Directors:	Robert Mackenzie Graham Sutherland

Secretary:	Robert Mackenzie Gillian James (Deputy Secretary)

Auditors:	Ernst & Young

Accounting Reference Date:	31 December

Charges:

Charge dated 24 June 2004 in favour of Credit Suisse First Boston over the uncalled share capital of the Company, mortgaged registered or unregistered property of the Company, all Chattels, both present and future, including any fixed plant or machinery, together with Floating Charges over the assets of the Company, together with a covenant not to create any further charges or disposals without the Security Trustee’s consent

Name:	ntl Dublin Cablesystems Limited

Incorporated:	11 April 1975

Registered in Ireland under No.:	51062

Registered Office:	Building P2, East Point Business Park, Clontarf, Dublin 3, Ireland

Authorised Share Capital:	€127.00 comprising 100 ordinary shares of €1.27 each

Issued Share Capital:	€2.54 comprising 2 ordinary shares of €1.27 each, 1 of which is held by Communications and 1 of which is held by ntl Communications (Waterford) Limited

Directors:	Robert Mackenzie Graham Sutherland

Secretary:	Robert Mackenzie Gillian James (Deputy Secretary)

Auditors:	Ernst & Young

Accounting Reference Date:	31 December

Charges:

Charge dated 24 June 2004 in favour of Credit Suisse First Boston over the uncalled share capital of the Company, mortgaged registered or unregistered property of the Company, all Chattels, both present and future, including any fixed plant or machinery, together with Floating Charges over the assets of the Company, together with a covenant not to create any further charges or disposals without the Security Trustee’s consent

SCHEDULE 2

COMPLETION OBLIGATIONS

1.                                               DELIVERY OBLIGATIONS

NGL and the Sellers shall deliver or procure the delivery of or, in the case of paragraph 1.3 below, make available to the Buyer:

Board Resolution

1.1                                        certified copies of board resolutions of each of NGL, Holdings and Chichester authorising the execution and performance by NGL, Holdings or Chichester (as the case may be) of its obligations under this Agreement and each of the documents to be executed by NGL, Holdings or Chichester (as the case may be) pursuant to this Agreement;

Share transfers, statutory books etc.

1.2                                        a stock transfer form in respect of the Communications Shares executed by Holdings and a stock transfer form in respect of the Networks Shares executed by Chichester in favour of the Buyer (or a person nominated by the Buyer), and the share certificates relating to the Communications Shares and the Networks Shares;

1.3                                        the certificate of incorporation and all certificates of incorporation on change of name, any common seal, the statutory books and minute books of each member of the Target Group (duly completed and written up to date);

1.4                                        the certificates in respect of all issued shares in ntl Communications (Waterford) Limited, ntl Construction Limited, ntl Communications (Galway) Limited and ntl Dublin Cablesystems Limited and duly executed transfers in respect of such shares which are not at Completion registered in the name of Communications or another member of the Target Group, in favour of the Buyer (or persons nominated by the Buyer);

Resignations

1.5                                        resignation letters in the approved terms executed as deeds by the directors and the company secretary of each member of the Target Group (other than for Graham Sutherland and Brendan Hunt);

Power of Attorney

1.6                                        a power of attorney in the approved terms executed by each Seller in favour of the Buyer whereby the Buyer is appointed as the attorney of each Seller to receive notices of and to attend and vote at any meetings of the Company pending the stamping and registration of the transfer of the Shares;

Banking arrangements

1.7                                        copies of releases in substantially the approved terms of: (a) the charges detailed in Schedule 1 from the Facility Agent and the Security Trustee (as such terms are defined in the Senior Credit Facility) under the Senior Credit Facility; and (b) (i) the charge on shares dated 24 June 2004 granted by ntl (Triangle) LLC in favour of CSFB; (ii) the charge on shares dated 30 November 2004 granted by Chichester in favour of CSFB; (iii) the charge on shares dated 23 December 2004 granted by Holdings in favour of CSFB; (iv) the composite debenture dated 13 April 2004 granted by NGL to the extent that same constitutes security over assets to be transferred under the Asset Transfer Agreement and a release of the Target Group from their obligations under the Senior Credit Facility from the Facility Agent and the Security Trustee (as such terms are defined in the Senior Credit Facility) under the Senior Credit Facility;

Other documents

1.8                                        the Tax Deed executed by Holdings and Chichester;

1.9                                        the Asset Transfer Agreement, duly executed by NGL;

1.10                                 the Novation Agreement, duly executed by Holdings and Communications;

1.11                                 the Ancillary Agreements, duly executed by the parties thereto;

1.12                                 the Buyer Undertaking, duly executed by NGL, Holdings and Chichester;

1.13                                 a copy of the novation agreement in respect of the novation of the inter-company debt owed by Communications to ntl Communications Limited in accordance with clause 4.2 duly executed by the parties to that agreement (together with the related board minutes);

1.14                                 a copy of the novation agreement in respect of the novation of the inter-company debt owed by Communications to NTL Incorporated in accordance with clause 4.2 duly executed by the parties to that agreement (together with the related board minutes);

1.15                                 contribution letters in the approved terms;

Miscellaneous

1.16                                 a CG50 clearance certificate confirming that the Buyer does not have to deduct any sum representing capital gains tax on payment of the Consideration to the Sellers or certificate from the auditors of Communications and Networks confirming that no CG50 clearance certificate is required in connection with the sale of the Communications Shares and Network Shares to the Buyer;

1.17                                 a copy of the memorandum and articles of association of each member of the Target Group certified by the secretary of each member of the Target Group as a true, complete and accurate copy as at the date of Completion; and

1.18                                 copies of all bank mandates relating to the Target Group Companies.

2.                                               PROCUREMENT OBLIGATIONS

Holdings and Chichester agree with the Buyer to procure that at Completion:

Board resolutions

2.1                                        (with the co-operation of the Buyer) board resolutions of each member of the Target Group are passed:

2.1.1                                                sanctioning for registration (subject to due stamping) the transfers in respect of the Communications Shares, the Networks Shares and any shares referred to in paragraph 1.4 above; and

2.1.2                                                appointing such individuals as the Buyer may notify to the Sellers in writing no later than two (2) Business Days prior to Completion to be the directors and the secretaries of each member of the Target Group and accepting the resignations of the directors and secretaries referred to above.

3.                                               PROPERTY

NGL and the Sellers shall further deliver or procure the delivery of:

3.1                                        the documents of title to the Properties in accordance with the schedules for the same as exhibited in the Data Room Documents;

3.2                                        discharges/releases of any charges created by the Target Group Companies over the Properties (or an unconditional undertaking of the Sellers to procure the same as soon as practicable after Completion and to furnish the same to the Buyer); and

3.3                                        a Statutory Declaration re. Lost Land Certificate for Folio 23368 F (County Galway).

4.                                               ASSET TRANSFER AGREEMENT

NGL shall comply with its Completion obligations under Schedule 1 to the Asset Transfer Agreement.

PART II - OBLIGATIONS OF THE BUYER

1.                                               The Buyer shall:

1.1                                        pay, or procure the payment of, the Consideration (both as to amount and currency denomination) set out in clause 3.1 as adjusted pursuant to clause 3.5 in cleared funds to such bank account as NGL (as agent for the Sellers) shall specify prior to the date of this Agreement;

1.2                                        deliver to the Sellers’ English Solicitors certified copies of board resolutions of the Buyer authorising the execution and performance by the Buyer of its obligations under this Agreement and each of the documents to be executed by the Buyer pursuant to this Agreement;

1.3                                        deliver to the Sellers’ English Solicitors duly signed Forms B10 in respect of the individuals to be appointed at Completion as the directors and the company secretary of each Target Group Company;

1.4                                        deliver to the Sellers’ English Solicitors a counterpart of the Tax Deed executed by the Buyer;

1.5                                        deliver to the Sellers’ English Solicitors a counterpart of the Asset Transfer Agreement duly executed by the Buyer;

1.6                                        deliver to the Sellers’ English Solicitors a counterpart of the Novation Agreement, duly signed by the Buyer;

1.7                                        deliver to the Sellers’ English Solicitors a counterpart of the Buyer Undertaking, duly signed by the Buyer;

1.8                                        comply with its completion obligations under Schedule 1 to the Asset Transfer Agreement; and

1.9                                        deliver to the Seller’s English Solicitors a legal opinion in the approved terms.

SCHEDULE 3

WARRANTIES

Part:

I	Capacity and Shares

II	Constitution

III	Accounts

IV	Assets

V	Liabilities

VI	Trading arrangements

VII	Compliance and litigation

VIII	Insolvency

IX	Intellectual property

X	Information technology

XI	Employees

XII	Pensions

XIII	Property

XIV	Environment

XV	Tax

PART I

CAPACITY AND SHARES

1.                                               SCHEDULE

The information stated in Schedule 1 (Target Group Companies) is true and accurate and not misleading in any material respect.

2.                                               OWNERSHIP OF COMMUNICATIONS SHARES

The Communications Shares are legally and beneficially owned by Holdings free from all Security Interests (other than Security Interests which will be released on or prior to Completion) and such Communications Shares are fully paid and properly and validly allotted and represent the entire allotted and issued share capital of Communications.

3.                                               OWNERSHIP OF NETWORKS SHARES

The Networks Shares are legally and beneficially owned by Chichester free from all Security Interests (other than Security Interests which will be released on or prior to Completion) and such Networks Shares are fully paid and properly and validly allotted and represent the entire allotted and issued share capital of Networks.

4.                                               SUBSIDIARY UNDERTAKINGS

The shares of each member of the Target Group (other than Communications and Networks) are beneficially owned by Communications (or another member of the Target Group) free from all Security Interests (other than Security Interests which will be released on or prior to Completion) and such shares are fully paid and properly and validly allotted and represent the entire allotted and issued share capital of such member of the Target Group.

5.                                               RIGHTS IN RELATION TO THE SHARE CAPITALS OF THE TARGET GROUP COMPANIES

5.1                                        Save as contemplated by this Agreement, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share capital or any other security giving rise to a right over, or an interest in, the share capital of any Target Group Company under any option or other agreement (including conversion rights and rights of pre-emption).

5.2                                        No Target Group Company:

5.2.1                                                has any interest in, or has agreed to acquire, any share capital or other security of the type referred to in paragraph 5.1 above of any other company (wherever incorporated) other than as set out in Schedule 1 (Target Group Companies); or

5.2.2                                                has or has had in the last three (3) years any associate (being an entity that falls to be treated as such for the purposes of International Accounting Standard No. 28, issued by the International Accounting Standards Board).

6.                                               INTRA-GROUP AGREEMENTS

Save as required by this Agreement (including, for the avoidance of doubt, Schedule 5 (Ancillary Agreements)), no member of the Target Group will at Completion be a party to any legally binding agreement with or, any material legally binding agreement for the benefit of, any member of the NTL Group (excluding, for the avoidance of doubt, any other member of the Target Group).

PART II

CONSTITUTION

1.                                               MEMORANDUM AND ARTICLES OF ASSOCIATION

The copy of the memorandum and articles of association of each Target Group Company contained in the Data Room Documents and annexed to the Disclosure Letter is true and complete and sets out in full the rights and restrictions attaching to the share capital of such Target Group Company.

2.                                               STATUTORY BOOKS

The statutory books (excluding books of accounts) and minute books of each member of the Target Group are up to date in all material respects and in its possession or control and no member of the NTL Group has received any written notice (which is current) that any of them is incorrect or incomplete in any material respect or should be rectified.

3.                                               FILINGS

In the five (5) years prior to the date of this Agreement, all resolutions, annual returns and other documents required to be delivered to the Irish Registrar of Companies or to any other governmental or regulatory body or to any local authority by any member of the Target Group have in all material respects been properly prepared and filed and are true and complete in all material respects.

4.                                               COMPLIANCE

Due compliance has been made in all material respects with all the provisions of the Irish Acts in connection with:

4.1                                        any allotment, issue, purchase or redemption of shares, debentures or other securities in each member of the Target Group;

4.2                                        any reduction of the authorised or issued share capital of any member of the Target Group;

4.3                                        any amendment to the memorandum or articles of association of any member of the Target Group;

4.4                                        the passing of any resolutions by any member of the Target Group; and

4.5                                        the payment of any dividends by any member of the Target Group.

5.                                               POWERS OF ATTORNEY

Other than under a contract entered into in the ordinary course of business or pursuant to the Senior Credit Facility, no Target Group Company has given a power of attorney which is still outstanding.

PART III

ACCOUNTS

1.                                               GENERAL

1.1                                        The Accounts, the 2002 Accounts and the 2003 Accounts have been prepared in accordance with the Irish Acts, have been prepared and audited under GAAP at time of preparation and, as at the date of publication, showed a true and fair view of the assets, liabilities, state of affairs and financial position of Communications and its subsidiaries for the period ended on the relevant accounting date.

1.2                                        The bases and policies of accounting adopted for the purposes of preparing the Accounts are the same as those adopted for the purposes of preparing the audited consolidated accounts for Communications and its Subsidiaries for the two preceding accounting periods.

2.                                               NETWORKS

2.1                                        Networks has no material assets or liabilities (whether actual or contingent) other than those transferred to it pursuant to or under the Irish Transfer Agreement and no employees and, prior to the date of this Agreement, it has not traded (save that its sole activity has been the operation of the assets transferred to it pursuant to the Irish Transfer Agreement).

2.2                                        At the date of this Agreement the aggregate liabilities of Networks, which would be required to be included in any audited financial statements of Networks (if prepared at such date and in accordance with the same accounting principles and policies as the Accounts), but excluding any liabilities in respect of Environmental Matters, do not exceed €1,000,000 (one million euro).

3.                                               BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

3.1                                        there has been no material adverse change in the financial position of the Irish Cable Business (taken as whole);

3.2                                        the Irish Cable Business has in all material respects carried on its trading in the ordinary and usual course;

3.3                                        no Target Group Company has incurred any liability in connection with the Irish Cable Business in excess of €250,000 (two hundred and fifty thousand euro) outside the ordinary course of business;

3.4                                        no Target Group Company has acquired or agreed to acquire, in connection with the Irish Cable Business, any asset having a fair market value in excess of €500,000 (five hundred thousand euro) otherwise than in the ordinary course of business;

3.5                                        no Target Group Company has disposed of or agreed to dispose of, in connection with the Irish Cable Business, any asset having a fair market value in excess of €500,000 (five hundred thousand euro) otherwise than in the ordinary course of business;

3.6                                        no distribution of capital or income has been declared, made or paid by any Target Group Company; and

3.7                                        no Target Group Company has repaid or redeemed any share or loan capital or agreed to do so.

4.                                               ACCOUNTING RECORDS

Other than books of account which are the subject of clause 12, all material books of account of each member of the Target Group will, at Completion, be in its possession or under its control.

5.                                               MANAGEMENT ACCOUNTS

The Management Accounts: (i) have been prepared with due care and attention and on bases generally consistent with those adopted in previous management accounts of the relevant member of the Target Group for the year immediately preceding the date of the Management Accounts; (ii) (within the limitations inherent in the preparation of management accounts) represent in all material respects management’s understanding of the matters included therein as of the relevant dates prepared; and (iii) other than in any respect which would not have a material adverse effect on the Irish Cable Business taken as a whole, the profit and loss account, so far as the Seller is aware, does not materially overstate or materially understate the profits and losses for the Target Group as of the relevant dates prepared; it being acknowledged that such Management Accounts are unaudited and the information contained therein remains subject to normal audit adjustments.

6.                                               ASSUMED LIABILITIES

The aggregate liabilities to be assumed by the Buyer pursuant to clause 7 of the Asset Transfer Agreement, which would be required to be included in any audited financial statements of the relevant Transferors (as defined in the Asset Transfer Agreement) (if prepared at such date and in accordance with the same accounting principles and policies as the Accounts), but excluding any liabilities in respect of Environmental Matters, would not, at Completion, exceed €1,000,000 (one million euro).

PART IV

ASSETS

1.                                               ASSETS

1.1                                        All material assets included in the Accounts or acquired by any of the Target Group Companies since the Accounts Date (in either case other than trading stock subsequently disposed of in the ordinary and usual course of business) are legally and beneficially owned by the Target Group Companies free from any Security Interest (other than a Permitted Security Interest).

1.2                                        The Target Group owns or is entitled to use in all material respects all assets required to operate the Irish Cable Business in the manner in which it was operated immediately prior to the date of this Agreement (other than the Additional Assets contracted to be acquired by the Buyer pursuant to the Asset Transfer Agreement and any Assets to be made available to the Target Group under and subject to the terms of the Ancillary Agreements).

1.3                                        Each of the Additional Assets is legally and beneficially owned by NGL or the transferring member of the NTL Group free from any Security Interest (other than a Permitted Security Interest).

2.                                               DEBTS

None of the debts of the Target Group has been factored, sold or discounted nor has there been any agreement to do so.

3.                                               INSURANCE

3.1                                        A list of current insurance policies and their material particulars (being policy number, renewal date, excess, premium and indemnity limit) in respect of which the NTL Group has any continuing interest, so far as they relate to the Irish Cable Business or the Additional Assets (the “Policies”), is annexed to the Disclosure Letter.  Such list is complete and accurate in all material respects.  In respect of such Policies:

3.1.1                             all premiums and related insurance premium taxes have been duly paid to date;

3.1.2                             all the Policies are in full force and effect and, so far as the Seller is aware, are not void or voidable; and

3.1.3                             so far as the Seller is aware, no circumstances have arisen which would render any of the Policies void, voidable or unenforceable for illegality or otherwise.

3.2                                        A list of all insurance claims having an anticipated value in excess of €250,000 (two hundred and fifty thousand euro) made in relation to the Irish Cable Business or the Additional Assets during the past three (3) years is contained in the Disclosure Letter.

3.3                                       No insurance claim having an anticipated value in excess of €500,000 (five hundred thousand euro) (“Material Insurance Claim”) is outstanding in relation to the Irish Cable Business or the Additional Assets and, so far as the Seller is aware, no circumstances exist which are reasonably likely to give rise to any such Material Insurance Claim.

3.4                                       So far as the Seller is aware during the period of two years prior to the date of this Agreement, all claims made by any member of the Target Group under its past and present insurance policies have been settled in full by the relevant insurers.

4.                                              EIRCOM DUCT

4.1                                       All material agreements between the Target Group and eircom Limited in relation to the use by the Target Group of the Eircom Duct are included in the Data Room Documents.

4.2                                       So far as the Seller is aware, no Target Group Company has received a written notice from eircom Limited requiring such Target Group Company to cease to use the Eircom Duct.

4.3                                       The length of the Eircom Duct used by the Target Companies does not exceed 50,000 metres.

5.                                              BROADCAST SEPARATION

5.1                                       The only agreements to which a member of the Target Group is party in relation to the Broadcast Separation are the Irish Transfer Agreement, a Designated Core Business Transfer Agreement – Irish Assets (which is only relevant as it is the agreement under which the Clonshaugh property transfers to Networks), a Framework Services Agreement, a Dark Fibre Services Agreement, a Mast Inspection, Microwave Link Design Agreement and a Site Sharing and Co-Location Agreement, each of which were contained in the Data Room.

5.2                                       So far as the Seller is aware, no member of the Target Group has received written notice from any third party seeking to prevent the transfer of the assets of NatTrans to Networks pursuant to the Irish Transfer Agreement.

PART V

LIABILITIES

1.                                               GUARANTEES

There is not outstanding any guarantee or indemnity given:

1.1                                        by any Target Group Company in respect of any material obligation of any other person (other than in respect of the obligations of another Target Group Company); or

1.2                                        by any member of the NTL Group (other than a Target Group Company) or NatTrans in respect of any material obligation of a Target Group Company or in respect of the Additional Assets.

2.                                               EVENTS OF DEFAULT

No written notice (which is current and outstanding) has been received by any member of the Target Group to the effect that such member is in material default under the terms of any borrowing made by it.

3.                                               GRANTS

Since its acquisition by the NTL Group, no member of the Target Group has applied for any investment grant, employment subsidy or other similar payment and no such grant, subsidy or payment paid or due to be paid to any member of the Target Group is or might reasonably be expected to be liable to be refunded, withheld or refused (in whole or in part) in consequence of anything which such member has done or omitted to do (or has agreed to do or omit to do) or as a result of the Transaction.

4.                                               SUCCESS FEES

No member of the Target Group is liable to pay, in connection with the sale of any of the Communications Shares or Network Shares under this Agreement, or the sale of the Additional Assets under the Asset Transfer Agreement or otherwise in connection with this Agreement, or any of the transactions contemplated hereby or thereby, any success fee, brokerage, commission or bonus.

5.                                               OFF BALANCE SHEET FINANCING

No member of the Target Group is engaged in any financing (including the incurring of any Borrowings in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts prepared in accordance with the Irish Acts.

6.                                               SECURITY INTERESTS

There is not outstanding in relation to any member of the Target Group or any Additional Asset any Security Interest other than a Permitted Security Interest.

7.                                               DERIVATIVES AND COUNTER INDEMNITIES

There is not outstanding in relation to any Target Company:

7.1                                        any derivative transaction in connection with protection against or benefit from fluctuation in any rate or price; or

7.2                                        any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution.

8.                                               BORROWINGS

At Completion, no member of the Target Group will have outstanding any Borrowings other than Completion Indebtedness.

PART VI

TRADING ARRANGEMENTS

1.                                               SUPPLIERS

1.1                                        In each of the last two (2) financial years of Communications ended on 31 December 2004, no more than 15% of the aggregate amount of all purchases by the Target Group during that period were obtained from the same supplier (including, so far as the Seller is aware, any member of such supplier’s Group).

1.2                                        No Material Supplier has during the last twelve (12) months served notice under a Material Supplier Contract to cease supplying a Target Group Company nor, so far as the Seller is aware, has any such Material Supplier given notice in writing to any Target Group Company indicating an intention to cease or materially to reduce its supplies to a Target Group Company in circumstances in which a Target Group Company could otherwise demand supply under a Material Supplier Contract.

1.3                                        All material details of all existing Material Supplier Contracts in the possession of the Target Group are contained in the Data Room Documents.

2.                                               CUSTOMERS

2.1                                        In each of the last two (2) financial years of Communications ended on 31 December 2004, no more than 15% of the aggregate amount of all sales by the Target Group during that period were made to the same customer (including, so far as the Seller is aware, any member of such customer’s Group).

2.2                                        No Material Customer has during the last twelve (12) months served notice under a Material Customer Contract to cease to trade with a Target Group Company nor, so far as the Seller is aware, has any such Material Customer given notice in writing to any Target Group Company indicating an intention to cease or materially to reduce trading with a Target Group Company prior to the expiry of the contracted term of the relevant Material Customer Contract.

2.3                                        All material details of any existing Material Customer Contracts are contained in the Data Room Documents.

3.                                               AGREEMENTS

3.1                                        No member of the Target Group is currently a party to any contract and there is no Additional Contract which:

3.1.1                             is in the nature of a material partnership, consortium arrangement or corporate joint venture;

3.1.2                             limits or excludes to any material extent the right of any member of the Target Group to carry on its business and/or to compete in any country (in each case, insofar as it relates to the Irish Cable Business); or

3.1.3                             is a material contract whereunder a Target Group Company is appointed as an agent for a third party, or a third party is appointed as an agent for a Target Group Company with the authority to bind such Target Group Company (other than contracts with employees).

3.2                                        No member of the Target Group has outstanding any bid or tender in respect of the Irish Cable Business which, if accepted, would constitute:

3.2.1                             a contract of a nature described in paragraph 3.1; or

3.2.2                             a contract which is anticipated to generate annual revenues (in the case of customer contracts) of more than €800,000 (eight hundred thousand euro) or give rise to annual expenditure (in the case of supplier contracts) of more than €250,000 (two hundred and fifty thousand euro).

3.3                                        Save as Fairly Disclosed in the Data Room Documents, neither the execution nor the completion or performance of this Agreement will enable any Material Customer or Material Supplier or the counterparty to any programming contract to terminate or alter any material terms of the relevant Material Customer Contract, Material Supplier Contract or programming contract to which a member of the Target Group is party.

4.                                               VALIDITY OF AGREEMENTS

In relation to each Material Supplier Contract, each Material Customer Contract and each Additional Contract:

4.1                                        so far as the Seller is aware, there are no grounds for its invalidity, premature determination, avoidance, rescission or repudiation;

4.2                                        so far as the Seller is aware, no party has given written notice to terminate it or has sought to repudiate or disclaim it; and

4.3                                        so far as the Seller is aware, no member of the Target Group is in material breach of it.

5.                                               STANDARD TERMS

Copies of the Irish Cable Business’ current principal standard terms and conditions of business are annexed to the Disclosure Letter.

6.                                               DEPENDENCE ON THE NTL GROUP

Save for the assets, facilities and services to be provided pursuant to the Ancillary Agreements or as contemplated by this Agreement or the Asset Transfer Agreement, the Irish Cable Business does not depend to any material extent upon the use of any assets owned by or facilities or services provided by any member of the NTL Group in order to carry on its business in the manner in which it is carried on at today’s date.

7.                                               SUBSCRIBERS

As at 31 March 2005, the Target Group had at least:

7.1                                        310,000 cable television (analogue and digital) Subscribers;

7.2                                        5,500 broadband Subscribers; and

7.3                                        17,000 MMDS Subscribers

in Ireland.

PART VII

COMPLIANCE AND LITIGATION

1.                                               COMPLIANCE WITH LAWS

No written notice has been received by any member of the Target Group of any material violation by any member of the Target Group of, or material default by any member of the Target Group under, any statute, regulation, order, decree or judgment of any court or any governmental agency of Ireland or the European Community which is reasonably likely to have a material adverse effect upon the Irish Cable Business (taken as a whole) nor has there been any such material violation.

2.                                               LICENCES AND CONSENTS

2.1                                        The Target Group has all material licences, registrations and other authorisations (public and private) reasonably necessary for the operation of the Irish Cable Business in the places and in the manner in which such business is carried on at today’s date including, without limitation, the General Authorisation administered by ComReg and licences issued pursuant to the Wireless Telegraphy Acts 1926, as amended (together the “Authorities”).

2.2                                        No written notice has been received by any member of the Target Group to the effect that it is not currently in compliance with all Authorities.

2.3                                        The Target Group has in the last three (3) years complied with the terms and conditions of all Authorities in all material respects.

3.                                               LITIGATION

No member of the Target Group is involved in any civil, criminal, arbitration or administrative proceedings in any jurisdiction which, in each case, is reasonably likely to have a material adverse effect on the Irish Cable Business taken as a whole (together the “Proceedings”) nor, so far as the Seller is aware, has any member of the Target Group been threatened in writing with any such Proceedings.

4.                                               JUDGMENTS

No member of the Target Group nor so far as the Seller is aware any of their respective officers or employees in his capacity as such, is subject to any order, decree, award, decision or judgment given by any court, tribunal, arbitrator, governmental agency or other regulatory body in any jurisdiction nor is it/he a party to any undertaking or assurance given to any court, tribunal, arbitrator, governmental agency or other regulatory body which is still in force and which is reasonably likely to have a material adverse effect on the Irish Cable Business taken as a whole.

5.                                               INVESTIGATIONS

So far as the Seller is aware, no member of the Target Group, nor any of their respective officers or employees, acting in their capacity as such, is subject to any judicial or quasi-judicial investigation or disciplinary proceedings against it/them nor, so far as the Seller is aware, are any such investigations or disciplinary proceedings currently pending or threatened which, in each case, is reasonably likely to have a material adverse effect on the Irish Cable Business (taken as a whole).

6.                                               COMPETITION LAW MATTERS

6.1                                        No member of the Target Group has in the last three (3) years:

6.1.1                                                received any process, notice, communication or request for information with respect to any actual or proposed agreement, arrangement or concerted practice relating to the Irish Cable Business from the ICA, European Commission, the EFTA Surveillance Authority or any other person or body involved in the investigation and/or regulation of mergers or anti-competitive agreements or practices anywhere in the world (for the purposes of this paragraph 6.1 only, each a “Competition Authority”); or

6.1.2                                                given any undertaking to any Competition Authority in respect of merger control, anti-competitive agreements or practices which is still extant.

6.2                                        All members of the Target Group have in all material respects complied with all undertakings given to any Competition Authorities relating to the Irish Cable Business.

7.                                               DATA PROTECTION

So far as the Seller is aware:

7.1                                        each Target Group Company has complied in the last three (3) years in all material respects with all applicable requirements (including registration requirements) of the Data Protection Acts, 1988 and 2003; and

7.2                                        no notice alleging non-compliance in any material respect with the Data Protection Act 1988 and 2003 (including any enforcement notice or transfer prohibition notice) has been received by any of the Target Group Companies from the Data Protection Commissioner.

PART VIII

INSOLVENCY

1.                                               RECEIVERSHIP

No receiver or receiver and manager has been appointed over the whole or any part of the assets or undertaking of any member of the Target Group.

2.                                               EXAMINATION

No order for the appointment of an examiner has been made in relation to any member of the Target Group and, so far as the Seller is aware, no petition for such an order has been presented.

3.                                               COMPROMISES

No voluntary arrangement or compromise between any member of the Target Group and its creditors (or any class of them) has been proposed or approved or is in contemplation of the relevant Target Group member.

4.                                               WINDING-UP

No petition has been presented and is outstanding (so far as the Seller is aware) and no order has been made and no resolution has been passed for the winding-up of any member of the Target Group or for the appointment of a provisional liquidator to any member of the Target Group.

5.                                               PAYMENT OF DEBTS

No member of the Target Group is unable to pay its debts as and when they fall due within the meaning of sections 213 and 214 of the Companies Act 1963 of Ireland.

6.                                               DISSOLUTION

No member of the NTL Group has taken any step which is outstanding with a view to the dissolution or striking-off the register of any member of the Target Group.

7.                                               UNSATISFIED JUDGMENTS

No material unsatisfied judgment or court order is outstanding against any member of the Target Group or any of its assets.

8.                                               NGL AND THE SELLERS

No receiver or administrative receiver has been appointed of the whole or any part of the assets or undertaking of NGL or either of the Sellers, no administration order has been made in relation to NGL or either of the Sellers and no order has been made or resolution passed for the appointment of a liquidator to NGL or either of the Sellers.

PART IX

INTELLECTUAL PROPERTY

1.                                               INTELLECTUAL PROPERTY RIGHTS

1.1                                        There are no material Intellectual Property Rights necessary for carrying on the Irish Cable Business other than:

1.1.1                             Intellectual Property Rights in respect of which the Target Group is the sole legal and beneficial owner, free from any Security Interest;

1.1.2                             Intellectual Property Rights the use of which is licensed to the Target Group by the Core Group or by a third party; or

1.1.3                             Intellectual Property Rights permitted to be utilised by and on behalf of the Target Group under clause 13 of this Agreement or pursuant to the Ancillary Agreements (assuming that all requisite consents are obtained).

2.                                               REGISTERED RIGHTS

2.1                                        Annexed to the Disclosure Letter is a list of all registered Intellectual Property Rights (and applications for such rights) owned by any member of the Target Group and which, during the 36 month period immediately preceding the date of this Agreement, have been utilised by, and are material to, the Irish Cable Business (the “Listed Intellectual Property”).

2.2                                        So far as the Seller is aware, no member of the Target Group has in the 36 month period immediately preceding the date of this Agreement received written notice to indicate that any Listed Intellectual Property is being challenged or attacked by any third party or by any relevant registry and all fees payable in respect of the registrations/applications have been paid.

3.                                               INFRINGEMENTS

3.1                                        So far as the Seller is aware, none of the Intellectual Property Rights belonging to the Target Group or which the Target Group will be entitled to use under the Ancillary Agreements, is being infringed save where any such infringement would not have a material adverse effect on the Irish Cable Business (taken as a whole).

3.2                                        So far as the Seller is aware, none of the activities of the Irish Cable Business materially infringes any Intellectual Property Rights of any other person or involves the unlicensed use of information confidential to any person outside the NTL Group.

PART X

INFORMATION TECHNOLOGY

1.                                               The IT Systems:

1.1                                        will, at Completion, after taking into account the other systems to be made available under the Ancillary Agreements, be substantially adequate for the current use and requirements of the Irish Cable Business in terms of capacity, functionality and performance;

1.2                                        have in place reasonably adequate protection against known viruses and harmful program codes in line with good business practice; and

1.3                                        to the extent that they consist of third party software, are being used pursuant to a valid licence agreement,

save, in each case, where the failure to do so would not have a material adverse effect on the Irish Cable Business (taken as a whole).

PART XI

EMPLOYEES

1.                                               EMPLOYEE PARTICULARS

1.1                                        The particulars shown in the schedule of employees annexed to the Disclosure Letter list all the Employees as at the date of this Agreement (separately set out as full time employees, part time employees and agency employees), are true, complete and accurate in all material respects and show in relation to each such person:

1.1.1                             the period of continuous service and workplace location;

1.1.2                             job title and salary/wages;

1.1.3                             incentive, commission and/or bonus arrangements; and

1.1.4                             to the extent differing from company policy (as disclosed in the Data Room Documents) hours of work, overtime, notice periods, holiday entitlements and benefits (car, healthcare, etc).

1.2.                                     No material change in the level of remuneration, benefits and/or arrangements shown in the schedule of employees annexed to the Disclosure Letter and/or disclosed in the Data Room is due.

1.3                                        The Target Group as at the date of this Agreement has not made any outstanding offer nor agreed to employ any person in connection with the Irish Cable Business who is not an Employee where the basic salary of such person would exceed €100,000 (one hundred thousand euro) per annum.

1.4                                        There is no material agreement between the Target Group and any Employee or former employee, in each case whose basic salary exceeds €70,000 (seventy thousand euro), with respect to his employment or his ceasing to be employed which is not included in the written terms of his employment.

1.5                                        There are written terms of employment in place in respect of each Employee whose basic salary exceeds €70,000 (seventy thousand euro).

1.6                                        No material consultancy agreements are in place between any member of the Target Group and any third party at the date of this Agreement.

2.                                               COMPLIANCE

So far as the Seller is aware, the Target Group has complied in all material respects with all statutes and regulations applicable to or in respect of all Employees arising out of or in connection with their terms and conditions of employment and/or with any judgments, decisions, orders and awards, whether under European law or Irish law, made in respect of any of them and no amount due to or in respect of any such employee is in arrears and unpaid (including holiday pay and bonuses) other than salary for the month current at the date of this Agreement.

3.                                               TRADE UNIONS

So far as the Seller is aware there are no recognition, procedural or other arrangements with trade unions which relate to any of the Employees.

4.                                               LOANS

There are no outstanding loans between the Target Group and an Employee.

5.                                               PROPERTY

No current Employee resides in or occupies or is entitled to reside in or occupy, in each case for residential purposes, any property belonging to the Target Group.

6.                                               NOTICE

6.1             There is no contract of employment between the Target Group and any of the Employees which cannot be terminated by six months’ notice or less given at any time without damages or compensation (other than any compensation payable by statute).

6.2             No current Employee who is on an annual basic salary in excess of €100,000 (one hundred thousand euro) has given notice to terminate his contract of employment or is under notice of dismissal.

7.                                               DISPUTES

There are no, nor within the twelve months preceding the date of this Agreement have there been any, material disputes (excluding for the avoidance of doubt internal disciplinary proceedings in the ordinary course) with any Employees and/or any trade union or other representatives, nor are any such material disputes pending or threatened in writing.

8.                                               FORMER EMPLOYEES/WORKERS

There is no person previously employed or engaged in the Irish Cable Business whose last annual basic salary was more than €50,000 (fifty thousand euro) who has a right to return to work or a right to be re-instated or re-engaged in the Irish Cable Business.

9.                                               RIGHTS ON TRANSFER

9.1                                        There are no contractual obligations entitling any of the Employees or employees or subcontractors of IBM (UK) Limited and for IBM Ireland to any payment or other benefit (including any right to shares, options over shares and/or any securities) from any member of the Target Group arising from the sale of the Shares and/or of the Additional Assets and/or the entering into and/or the performance (but excluding any termination) of the Ancillary Agreements.

9.2                                        No persons other than the Employees will acquire any right to employment in any member of the Target Group pursuant to the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 arising from the Ancillary Agreements and/or the sale of the Shares and/or the Additional Assets.

9.3                                        No written notice has been received by any Target Group Company of any claims pending or threatened by any Employee in relation to his terms and conditions of employment or the termination thereof or in respect of any work-related accident or injury which is not covered by insurance.

10.                                        LONG TERM INCENTIVE PLAN (THE “PLAN”)

10.1                                 None of the Target Group Companies has any obligation to make an award to any Employee under the Plan.

10.2                                 None of the Target Group Companies has an obligation to issue shares or options over shares under the Plan, the ntl Inc. Executive Group Compensation Bonus Plan and/or under the 2004 Stock Incentive Plan and/or any other plan or to put in place any other plan to replace any benefit to which the Employees are entitled under those plans.

10.3                                 There is no stock incentive plan in place for 2005 relevant to the Target Group Companies.

10.4                                 There is no other incentive plan or similar arrangement for Employees which places an obligation on the Buyer or the Buyer Group to award options over or issues of shares of any Target Group Companies or any Buyer Group Companies.

PART XII

PENSIONS

1.                                               The Schemes are the only schemes to which the Target Group Companies make or could as at Completion become liable to make payments for providing retirement, death, disability or life assurance benefits.  No proposal has been announced to establish any other scheme for providing any such benefits and the Target Group Companies do not provide and have not promised any such benefits except under the Schemes.

2.                                               No undertaking, assurance or agreement has been given to any Employee to introduce or improve any retirement, death or disability benefits.

3.                                               The Schemes are exempt approved schemes within the meaning of Chapter 1 of Part 30 of the Taxes Consolidation Act 1997 of Ireland.

4.                                               The Schemes comply in all material respects with and have been managed in accordance with their governing documents, all applicable laws, regulations and requirements.

5.                                               All material details relating to the Schemes are contained in the Data Room Documents or attached to the Disclosure Letter, including copies of:

5.1                                        all trust deeds and rules relating to the Schemes;

5.2                                        all explanatory literature and announcements to members;

5.3                                       details of all Employees who are the members of the Schemes together with sufficient information to ascertain their respective entitlements under the Schemes; and

5.4                                       in the case of the ntl Limited Retirement and Death Benefit Plan a copy of the most recent actuarial valuation of same.

These documents contain details of all material benefits payable under the Scheme in respect of Employees.

6.                                               Neither of the Schemes nor any member of the Target Group is engaged in or involved in any material dispute which relates to the Schemes or the benefits under the Schemes and, so far as the Seller is aware, there are no facts which might reasonably be expected to give rise to any such dispute.

7.                                               No person has been excluded from membership of the Schemes or from any benefits under the Schemes in contravention of Article 141 of the Treaty of Rome, the Pensions Act 1990 of Ireland or the provisions of the Schemes.

8.                                               The ntl Defined Contribution & Death Benefit Plan is a defined contribution scheme as defined in Section 2 of the Pensions Act 1990 of Ireland.

9.                                               The ntl Limited Retirement and Death Benefit Plan is a defined benefit scheme as defined in Section 2 of the Pensions Act 1990 of Ireland.

10.                                        The Target Group has at all times complied in all material respects with the requirements of the Pensions Act 1990 of Ireland in relation to the provision of access to a personal retirement savings account so far as it relates to Employees.

11.                                        In relation to each of the Schemes:

11.1                                the Buyer has been notified of the current rates at which contributions are paid to the Scheme under its terms as at the date of this Agreement; and

11.2                                all contributions which the Target Group Companies have agreed to be made to the Scheme have been paid in full.

PART XIII

PROPERTY

1.                                               INTERPRETATION

In this Part each Warranty which is expressed to be given in relation to the “Property” shall be deemed to be given in relation to each of the Properties as if it had been repeated with respect to each of the Properties and each and every part thereof and reference to the “Owner” shall, where the context so admits, be a reference to the Target Group Company which is the owner/lessee of the relevant Property as shown in Schedule 6 and references to the “Lease” or to the “Licence” shall, where the context so admits, be references to each and every lease or licence as the case may be, under which the Property is held.  References to the “Planning Legislation” shall mean the Local Government (Planning and Development) Acts, 1963 to 1999, the Planning and Development Acts, 2000-2002, the Building Control Act, 1990 and any statutory modification or re-enactment thereof for the time being in force and any regulations or orders for the time being made thereunder and any other planning or related legislation and any statute amending, consolidating or replacing any of the aforementioned acts for the time being in force and reference to the “Existing Use” means the actual use to which the Property is presently put referred to in Schedule 6.  References to “Material Properties” means the Properties listed at numbers 3, 4, 5, 7, 10, 11, 12, 13 and 15 of Part II of Schedule 6.

2.                                               WARRANTIES

2.1                                        Parts I and II of Schedule 6 contain a complete and accurate list of all the properties owned, controlled, used or occupied by the Target Group or in which the Target Group has any interest or liability (whether actual or contingent) and either (a) which the management of the Irish Cable Business considers to be material to the day-to-day operation of the Irish Cable Business or (b) in respect of which a member of the Target Group has an outstanding financial commitment in excess of €500,000 (five hundred thousand euro).

2.2                                        So far as the Seller is aware, the Property is free from all incumbrances or third party rights whatsoever save as are evident from the documents of title to the Property Fairly Disclosed to the Buyer and/or the Data Room Documents.

2.3                                        So far as the Seller is aware, the Property has the benefit of the material legal rights and easements necessary for the use and enjoyment of the Property for the Existing Use free from onerous conditions or restrictions or any right to terminate or curtail them.

2.4                                        So far as the Seller is aware, there are no material breaches of current or previous legislation (including Planning Legislation) or regulations, orders, notices or directions made under such legislation capable of enforcement affecting in any material respect the Property.

2.5                                        So far as the Seller is aware, there are no material disputes, claims, actions, demands, notices or complaints with any neighbouring owner in relation to boundaries or in relation to any easements or rights enjoyed by the Property which are outstanding or anticipated by the Owner.

2.6                                        So far as the Seller is aware, there are no material breaches of any covenants affecting the freehold to the Property or any Lease or Licence or other agreement under which the Property is held and, so far as the Seller is aware, there are no arrears of rent or licence fees or other charges where the Property is held under a Lease or Licence or otherwise.

2.7                                        So far as the Seller is aware, any written replies given by the Seller or the Seller’s Irish Solicitors or the Seller’s English Solicitors to any enquiries raised in respect of the Property and included in the Data Room Documents are true and accurate in all material respects and are not misleading in any material respect.

2.8                                        The list of properties attached to the Disclosure Letter is, so far as the Seller is aware, a complete and accurate list of all freehold and leasehold properties owned by the Target Group.

2.9                                        The Target Group have in their possession or there are presently held to their order unconditionally and free from any Security Interest or lien all of the original or certified or plain copy documents as shown on the Schedule for each of the Properties exhibited in the Data Room Documents.

3.                                               MATERIAL PROPERTIES

3.1                                        The Material Properties are free from all material incumbrances or third party rights save as are Fairly Disclosed by the documents of title to the Material Properties disclosed to the Buyer and/or the Data Room Documents.

3.2                                        The Material Properties have in all material respects the benefit of the legal rights and easements reasonably necessary for the use and enjoyment of the Material Properties for the Existing Use save as are Fairly Disclosed by the documents of title to the Material Properties Fairly Disclosed by the Data Room Documents.

3.3                                        There are no breaches of any covenants affecting the Material Properties which would have a material adverse effect on the use and enjoyment of the Material Properties by the Target Group.

PART XIV

ENVIRONMENT

1.                                               So far as the Seller is aware, neither the Owner (as defined in Part XIII of this Schedule) nor any member of the NTL Group has since 9 July 1999 received any written notice in relation to any of its properties that it is in contravention of any Environmental Laws.

2.                                               No order, decree or judgment of any court or government agency is outstanding against the Owner nor any member of the NTL Group in relation to any properties which arises as a result of any Environmental Laws.

3.                                               So far as the Seller is aware, the Owner has no legal liability under Environmental Law to carry out any material works at any of its properties.

4.                                               So far as the Seller is aware, the Owner is in material compliance with the current Guidelines and Standards of the International Commission on Non-Ionising Radiation.

5.                                               So far as the Seller is aware, the Owner is in the course of taking such action as is required to comply in all material respects with its duties under the European Communities (Protection of Workers) (Exposure to Asbestos) (Amendment) Regulations, 2000 and is not aware of any failure thereunder which would have a material adverse effect upon the Irish Cable Business (taken as a whole).

6.                                               So far as the Seller is aware, in the three years prior to the date of this Agreement, the Irish Cable Business has been operated in compliance with applicable Environmental Laws, save where any failure so to comply is not reasonably likely to have a material adverse effect on the Irish Cable Business (taken as a whole).

PART XV

TAX

1.                                               Provision for Taxation in the Accounts

1.1                                        No Target Group Company has any liability in respect of Tax that is not fully provided for in the Accounts.

2.                                               Post-Accounting Date Tax Events

Since the Accounts Date:

2.1                                        no accounting period of a Target Group Company has ended or could be treated as having ended;

2.2                                        no Target Group Company has declared, made or paid any distribution within the meaning of TCA;

2.3                                        no Target Group Company has been involved in any transaction for which any Tax clearance certificate issued by the Revenue Commissioners under Section 980 TCA or any revenue, fiscal or Tax authority concession has been applied for, sought or obtained; and

2.4                                        no event has occurred which will or may give rise to a liability to Taxation on any Target Group Company where such liability would be computed by reference to deemed income, profits or gains.

3.                                               Tax Residence

Since its acquisition by the NTL Group, each Target Group Company has been resident for Tax purposes in Ireland and nowhere else and will be so resident at Completion and no Target Group Company has carried on any trade in any other country (whether through a branch, agency, permanent establishment or otherwise).

4.                                               Tax Returns and Tax Disputes

4.1                                        Since its acquisition by the NTL Group, each Target Group Company has made or caused to be made in a timely manner all proper returns, declarations and payments required to be made, and has supplied or caused to be supplied in a timely and proper manner all information required to be supplied, to any tax, revenue or fiscal authority.

4.2                                        There is no material dispute or disagreement outstanding with any tax, revenue or fiscal authority and no such dispute or disagreement is expected or contemplated or likely to commence regarding any liability or potential liability to any tax recoverable from a Target Group Company or regarding the availability of any relief from tax to a Target Group Company.

5.                                               Value Added Tax

5.1                                        Each Target Group Company is registered for the purposes of VATA and, since its acquisition by the NTL Group, has made, given, obtained and kept complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for VAT purposes and is not in arrears with any payments or returns due and has not been required by the Revenue Commissioners to give security or further security under Section 23A VATA.

5.2                                        Since its acquisition by the NTL Group, no Target Group Company has been treated as a member of a VAT group under Section 8(8) VATA and no application has been made for a Target Group Company to be treated as a member of a VAT group in that period.

5.3                                        No Target Group Company has acted as an agent of any person not established in Ireland within the meaning of section 37 VATA since its acquisition by the NTL Group.

5.4                                        No Target Group Company has applied to waive exemption in relation to any immovable goods in accordance with Section 7 VATA and regulation 4 of the Value Added Tax Regulations 1979.

5.5                                        Since its acquisition by the NTL Group, no Target Group Company engages in or has engaged in letting of immovable goods for periods of less than ten years.

6.                                               Capital Duty and Stamp Duty

6.1                                           Every document in the possession of or under the control of a Target Group Company which is dated after its acquisition by the NTL Group and which affords any right or rights to a Target Group Company has been duly and properly stamped and no Target Group Company has any outstanding liability for stamp duty or capital duty or interest or penalties relating to stamp duty or capital duty which arose in the period since its acquisition by the NTL Group.  No Target Group Company has been involved in any transaction involving any instrument in relation to which a claim for relief from stamp duty was made in accordance with Sections 79 and 80 of the Stamp Duties Consolidation Act 1999, other than claims in respect of which the periods for clawback of relief under the said Sections 79 and 80 have expired.

6.2                                           The Shares are not, and have not ever been “chargeable securities” for the purposes of Section 99 of the UK Finance Act, 1986.

7.                                               Close Company

No Target Group Company is nor has, since its acquisition by the NTL Group, been a close company as defined in TCA and therefore the provisions of Part 13 TCA do not apply to it.

8.                                               Group Events

8.1                                        Since its acquisition by the NTL Group, no Target Group Company has acquired any asset (i) from any other company in circumstances where the companies were, at the time of acquisition, members of the same group of companies for Taxation purposes, and where that acquisition will result in a Taxation Liability under Section 623 of the TCA arising on Completion; or (ii) from any other Target Group Company.

8.2                                        Since its acquisition by the NTL Group, no Target Group Company has been involved in any transaction falling within the provisions of Section 621 and 622 TCA or within the provisions of Part 21 TCA.

9.                                               PAYE, PRSI etc

9.1                                        Since its acquisition by the NTL Group, each Target Group Company has properly operated the Pay As You Earn (PAYE), PRSI and Health Contribution systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by such Target Group Company or on its behalf or for which such Target Group Company is otherwise required to account and by duly accounting to any Tax, revenue or fiscal authority for all sums so deducted and for all other amounts for which it is required to account under the PAYE, PRSI and Health Contribution systems.

9.2                                        Since its acquisition by the NTL Group, each Target Group Company has complied in full with all its reporting obligations to all appropriate Tax, revenue or fiscal authorities in connection with benefits provided for any director or employee.

10.                                        Accounting for Deductions

Since its acquisition by the NTL Group, all deductions or withholdings in respect of or on account of any Taxation which any Target Group Company has been obliged or entitled to make have been made by that Target Group Company from any payments made by it and such Target Group Company has duly and properly accounted to the relevant Tax, revenue or fiscal authority for all such amounts deducted or withheld.

11.                                        Replacement of Business Assets

Full particulars of each claim under Section 597 TCA made since its acquisition by the NTL Group but prior to the date of this Agreement to which Section 597 or 620 TCA applies and which affects any asset which was owned by any Target Group Company on or after the Accounts Date have been disclosed in writing to the Buyer.

12.                                        Miscellaneous

12.1                                 Each Target Group Company has sufficient and proper records relating to past events since its acquisition by the NTL Group concerning any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by such Target Group Company at the Accounts Date or acquired by such Target Group Company since the Accounts Date but before Completion.

12.2                                 Since its acquisition by the NTL Group, no Target Group Company has been, so far as the Sellers are aware, involved in any Tax avoidance transaction within the meaning of Section 811 TCA.

12.3                                 Since its acquisition by the NTL Group, no Target Group Company has committed a Revenue Offence within the meaning of Section 1079 TCA.

12.4                                 Disregarded entities

All of the Target Group Companies are currently treated as disregarded entities for US tax purposes.

13.                                        Warranties in relation to the Additional Assets

13.1                                 Value Added Tax (“VAT”)

NGL and each of the Transferors (as defined in the Asset Transfer Agreement) are duly registered for the purposes of VAT and have not elected to waive exemption for VAT purposes and neither NGL nor any of the Transferors is aware of any election to waive exemption made by any other person in respect of any of the Additional Properties.  All customs and excise duties and VAT payable to any revenue, fiscal or tax authority in respect of the Additional Assets have been paid in full and none of the Additional Assets is subject to confiscation or forfeiture or is the subject of any security in favour of any revenue, fiscal or tax authority in respect of VAT or potential VAT liabilities or customs and excise duties or potential customs and excise duties.  All proper records have been kept and all proper returns and payments have been made as required by law for the purposes of VAT in connection with the Additional Assets.

13.2                                 Tax Disputes

There is no dispute with any revenue, fiscal or tax authority in relation to the Additional Assets and there are no circumstances which make it likely that such a dispute could arise.

13.3                                 Capital Allowances

NGL and the Transferors have made available all information necessary to enable the Buyer to compute the capital allowances available on each of the Additional Assets in accordance with the Taxes Consolidation Act 1997.

SCHEDULE 4

LIMITATIONS ON CLAIMS

1.                                               INTERPRETATION

1.1                                        In this Schedule 4 only (unless the context otherwise requires):

1.1.1                                                a “claim” means any claim against either of the Sellers under the Warranties and, for the purpose of paragraph 3 of this Schedule 4 only, a claim against the Sellers under clause 7.17;

1.1.2                                                “determination” means a final determination by a court of competent jurisdiction or a final award or decision of a duly appointed arbitrator or expert (as the case may be) and “determined” shall be construed accordingly;

1.1.3                                                references to the “Accounts” shall be deemed to include the Management Accounts; and

1.1.4                                                references to “the Relevant Date” shall mean the date on which any claim is finally settled or determined.

1.2                                        Where any provision of this Schedule 4 requires the approval or agreement of, or a notification by, either of the Sellers, any such approval or agreement or notification shall only be validly given if given by the General Counsel of NTL Incorporated (on behalf of the Sellers and NGL).

2.                                               TIME LIMITS

2.1                                        None of the Sellers shall be liable for any claim unless written notice of the claim has been given to the relevant Seller by or on behalf of the Buyer within sixty (60) days after becoming aware of the claim and in any event:

2.1.1                                                written notice in respect of a claim under Part XV of Schedule 3 must be given on or before 31 December 2010;

2.1.2                                                written notice in respect of a claim under Part XIV of Schedule 3 must be given on or before the third anniversary of the Completion Date; and

2.1.3                                                written notice in respect of any other claim must be given on or before 30 June 2006.

2.2                                        To be valid, the written notice of the claim must give reasonable details of the nature of the claim, the circumstances giving rise to it (so far as are known to the Buyer after having made reasonable enquiries) and the Buyer’s bona fide estimate of any alleged loss (to the extent reasonably ascertainable by the Buyer).

2.3                                        Any claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) and any claim in relation to the same fact, matter, event or circumstance shall be deemed to be waived unless legal proceedings in respect of such claim have been commenced within six (6) months of the giving of written notice of the claim, and for this purpose such legal proceedings shall not be deemed to have commenced unless both issued and served, PROVIDED THAT this six (6) month time limit shall not start to run:

2.3.1                                                in relation to a claim arising from a Third Party Claim (as defined in paragraph 9 below) until such Third Party Claim has been satisfied, settled, determined or withdrawn; or

2.3.2                                                in relation to a contingent or unquantifiable claim (as referred to in paragraph 14 below) until such claim has become an actual liability or capable of being quantified.

3.                                               UPPER LIMITS

The aggregate liability of the Sellers for all claims shall be limited to:

3.1                                        €32,500,000 (thirty two million, five hundred thousand euro) for claims other than those set out in paragraphs 3.2 and 3.3 below; and

3.2                                        €56,875,000 (fifty six million, eight hundred and seventy five thousand euro) in respect of a claim under:

3.2.1                             paragraphs 1 and 2 of Part IV of Schedule 3 (Assets);

3.2.2                             Part V of Schedule 3 (Liabilities);

3.2.3                             paragraph 7 of Part VI of Schedule 3 (Trading Arrangements); and

3.2.4                             Part VIII of Schedule 3 (Insolvency);

PROVIDED THAT the aggregate liability of the Sellers for claims which are the subject of sub-clauses 3.1 and 3.2 shall not exceed €56,875,000 (fifty six million, eight hundred and seventy five thousand euro); and

3.3                                        the amount of the Aggregate Consideration in respect of a claim under the Tax Deed,

PROVIDED THAT the aggregate liability of the Sellers for all claims and any claims under the Tax Deed shall in no circumstances exceed the amount of the Aggregate Consideration.

For the purposes of these limits, the liability of the Sellers shall be deemed to include the amount of all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) payable by the Sellers in connection with the satisfaction, settlement or determination of any such claim.

4.                                               LOWER LIMITS

4.1                                        Neither of the Sellers shall be liable for any claim (other than a claim under the Warranty in paragraph 4 of Part V (Liabilities) and the Warranties in paragraph 10 of Part XI (Employees) of Schedule 3) unless the aggregate amount of such claim, when taken together with the amount of all other claims against the Sellers, exceeds €5,000,000 (five million euro) (the “Threshold”), in which event the Sellers shall, subject to the other limits contained in this Schedule, be liable only for the amount by which such aggregate amount exceeds the Threshold.

4.2                                        Neither of the Sellers shall be liable for any claim (other than a claim under the Warranty in paragraph 4 of Part V (Liabilities) and the Warranties in paragraph 10 of Part XI (Employees) of Schedule 3) which does not exceed €100,000 (one hundred thousand euro) (a “De Minimis Claim”) and no such De Minimis Claim shall count towards the Threshold.

4.3                                        For the purposes of calculating claims counting towards the Threshold and/or any De Minimis Claim:

4.3.1                                                there shall be excluded from any claim the amount of any costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by any member of the Buyer Group in connection with the making of any such claim; and

4.3.2                                                there shall be excluded the amount of any other claim in respect of the same fact, matter, event or circumstance giving rise to the same loss.

5.                                               DOUBLE CLAIMS

5.1                                        Neither of the Sellers shall be liable for any breach of the Warranties to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such breach is (1) recovered under the Tax Deed or any other provisions of this Agreement (including, without limitation, the Consideration Adjustment); or (2) recovered under any of the other agreements to be entered into pursuant to this Agreement (including, without limitation, the Ancillary Agreements).

5.2                                        Neither of the Sellers shall be liable for any claim under the Tax Deed or any other provisions of this Agreement or any of the other agreements to be entered into pursuant to this Agreement, to the extent that the loss occasioned by the fact, matter, event or circumstance giving rise to such claim is recovered under the Warranties or under any other such provisions.

5.3                                        If the same fact, matter, event or circumstance gives rise to more than one claim, no member of the Buyer Group shall be entitled to recover more than once under any of the Transaction Documents in respect of the loss occasioned by such fact, matter, event or circumstance.

6.                                               PROVISIONS AND RESERVES

Neither of the Sellers shall be liable for any claim to the extent that:

6.1                                        any specific provision or reserve has been made in the Accounts or in the Adjustment Statement or in Net Working Capital in respect of the fact, matter, event or circumstance giving rise to such claim; or

6.2                                        any specific provision or reserve made in any of the Accounts in respect of the fact, matter, event or circumstance giving rise to such claim is insufficient by reason of any change to legislation, any increase in rates of taxation or any change in the published practice of a revenue authority, in each case made on and/or after today’s date.

7.                                               REDUCTIONS

7.1                                        For the purposes of this paragraph 7, a “Reduction” shall mean the amount of any benefit (including a Taxation benefit) accruing to any member of the Buyer Group as a consequence of the fact, matter, event or circumstance giving rise to the claim.

7.2                                        If a Reduction exists at the time when any payment is due to be made by the relevant Seller in respect of a claim:

7.2.1                                                the amount of the Reduction shall first be set-off against such payment;

7.2.2                                                to the extent that after such set-off any balance of the Reduction amount (the “Balance”) remains, a refund shall be made to the relevant Seller of any previous payment or payments made by it in respect of any claims which have not already been refunded under this paragraph up to the amount of the Balance; and

7.2.3                                                to the extent that the Balance is not exhausted under paragraph 7.2.2 above, the remainder of the Balance shall be carried forward and set-off against any future payment or payments which become due from such Seller in respect of any claim.

8.                                               CHANGES ON AND/OR AFTER THE DATE OF THIS AGREEMENT

Neither of the Sellers shall be liable for any claim to the extent that it arises, or is increased or extended by:

8.1                                        any change to legislation, any decision of any court or tribunal, any increase in rates of taxation, any introduction of new taxation or any change in the published practice of a revenue authority, in each case made on and/or after today’s date;

8.2                                        any change in the accounting reference date of any member of the Buyer Group made on and/or after Completion;

8.3                                        any change in any accounting policy or practice of any member of the Buyer Group made on and/or after Completion other than where such change is necessary to correct an error in existence prior to Completion or to comply with GAAP or law;

8.4                                        any cessation of, or any change in, the nature or conduct of any business carried on by any member of the Buyer Group being a cessation or change occurring on and/or after Completion;

8.5                                        the failure or omission on the part of any member of the Buyer Group on and/or after Completion to make any claim, action, surrender or disclaimer or to give any notice or consent or do any other thing the making or giving or doing of which could have been performed notwithstanding the sale of the Shares and which was taken into account in computing the provision or reserve for taxation in the Accounts;

8.6                                        any member of the Buyer Group waiving or surrendering on and/or after Completion any exemption, relief, allowance, credit deduction or set off (which is not a Buyer’s Relief (as defined in the Tax Deed)) available to it relevant to the computation of any liability to taxation or any credit against taxation; or

8.7                                        any act, omission or transaction outside the ordinary and usual course of business which is carried out or effected prior to Completion by, or at the request or with the approval of any member of the Buyer Group (or any of their respective directors, officers or employees) save where such act, omission or transaction is required to comply with a legally binding commitment of any Target Group Company entered into prior to Completion.

9.                                               THIRD PARTY CLAIMS

In respect of any fact, matter, event or circumstance which comes to the notice of the Buyer which would, could or might result in a claim against any member of the Target Group (a “Third Party Claim”) and which, in turn, would, could or might result in a claim against either of the Sellers, the Buyer shall and shall procure that each member of the Target Group shall:

9.1                                        as soon as reasonably practicable give written notice and reasonable details of the Third Party Claim to the relevant Seller;

9.2                                        not settle or compromise the Third Party Claim or make any admission in respect thereof without the prior written consent of the relevant Seller;

9.3                                        allow the relevant Seller and its advisers and agents to investigate the Third Party Claim (including whether and to what extent any amount is payable in respect thereof);

9.4                                        consult in good faith with the relevant Seller as to any ways in which the Third Party Claim might be avoided, disputed, resisted, mitigated, settled, compromised, defended or appealed;

9.5                                        take such action, at the written request of the relevant Seller, as such Seller may reasonably require to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim;

9.6                                        permit the relevant Seller, at its written request and subject to the relevant Seller agreeing with the relevant member of the Target Group (to its reasonable satisfaction) to indemnify and pay to it an amount equal to all additional losses, claims, demands, costs and reasonable expenses (including reasonable legal costs) arising from the relevant Seller’s conduct of such proceedings, to have sole conduct of all proceedings relating to the Third Party Claim in the name of the relevant member of the Target Group, and to appoint solicitors or other professional advisers;

9.7                                        take all reasonable action to mitigate any loss suffered by any member of the Buyer Group;

9.8                                        make available (and shall use its reasonable endeavours to procure that any of its auditors, past or present, shall make available) to the relevant Seller and its advisers and agents (subject to their entering into confidentiality agreements on reasonable terms) all such information and assistance (including access to properties, management, records, papers, documents and data) as they may reasonably require; and

9.9                                        not require the relevant Seller to make any payment in respect of any claim until the Third Party Claim has been satisfied, settled, determined or withdrawn.

10.                                        NON-ASSIGNMENT OF CLAIMS

Save as provided in clause 16, the Buyer shall not, and shall procure that no other member of the Buyer Group shall, assign or declare a trust over the benefit of any claim.

11.                                        CHANGE OF CONTROL ETC

If Completion occurs, neither of the Sellers shall be liable for any claim arising from any loss suffered or payment made by any member of the Buyer Group which would not have been suffered or made had such company not given warranties and/or indemnities, to any other person acquiring, directly or indirectly, all or part of the shares, assets or undertaking of any Target Group Company or all or part of the Irish Cable Business.

12.                                        REMEDIABLE BREACHES

12.1                                 Neither of the Sellers shall be liable for any claim to the extent that the fact, matter, event or circumstance giving rise to such claim is remedied by or at the sole expense of the relevant Seller within sixty (60) Business Days of the date on which written notice of such claim is given to the Sellers and the Buyer shall, and shall procure that each member of the Buyer Group shall, co-operate with the Sellers where reasonably necessary (at the relevant Seller’s expense in respect of any third party costs incurred by any member of the Buyer Group at such Seller’s request) to enable them to remedy any such fact, matter, event or circumstance.  Subject to paragraph 12.2 below, the subject matter of a valid claim is the failure of any Target Group Company to own or have use of an asset, the Sellers may elect to remedy any actionable claim by the transfer of their interest in such asset to a Target Group Company.

12.2                                 In the event that the Sellers elect to remedy any such claim by the transfer to the relevant Target Group Company of the interest of any member of the NTL Group in such asset, the Buyer shall co-operate fully with the Sellers for such purpose and if requested by the relevant Seller:

12.2.1                      the Buyer shall procure that the relevant Target Group Company shall pay in cash to the relevant member of the NTL Group (or as it may direct) an amount equal to the fair market value of the interest in such asset upon it being transferred (plus VAT if applicable); and

12.2.2                      immediately following any payment by a Target Group Company pursuant to paragraph 12.2.1 above, the Seller shall pay to the Buyer an amount equal to the fair market value of the interest in such asset by way of an adjustment to the Consideration.

13.                                        THIRD PARTY RECOVERY

13.1                                 Neither of the Sellers shall be liable for any claim if any member of the Buyer Group is insured against any loss, damage or liability which is the basis of such claim under the terms of any insurance policy unless and until the insured company has made a claim against the insurers under such policy for the amount recoverable under such policy on such claim (unless the policy is in the name of Morgan Stanley or any subsidiary for the time being of Morgan Stanley, in which event this paragraph 13.1 shall not apply in respect of such policy).  The amount recoverable under the claim shall be reduced by any amount which is recovered under such policy.

13.2                                 Save as provided in paragraph 13.1, should any claim have been paid under this Schedule by either of the Sellers and, after such payment, any members of the Buyer Group should recover part or all of such claim from a third party, the Buyer shall procure that such member of the Buyer Group shall pay over the amount so recovered (net of costs of recovery and any Taxation suffered by the Buyer or any member of the Buyer’s Group) to the Seller.

14.                                        UNASCERTAINABLE CLAIMS

Neither of the Sellers shall be liable to make any payment in respect of a claim which arises by reason of a liability which, at the time when written notice of the claim is given to the relevant Seller, is contingent only or is otherwise not capable of being quantified:

14.1                                 unless and until the liability becomes an actual liability or (as the case may be) becomes capable of being quantified; and

14.2                                 unless the liability becomes an actual liability on or before the sixth anniversary of the Completion Date.

15.                                        MITIGATION

The Buyer shall, and shall procure that each member of the Target Group shall, take all reasonable action to mitigate any loss suffered by it which would or might reasonably be expected to result in a claim against either of the Sellers and, without limiting the generality of the foregoing shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could or might be made by it against any third party:

15.1                                 give written notice and reasonable details of such right of recovery to the relevant Seller as soon as reasonably practicable; and

15.2                                 take reasonable steps to maximise the amount recovered in respect of such right of recovery.

16.                                        REDUCTION IN CONSIDERATION

Any amount paid by either of the Sellers in respect of any claim shall so far as possible be treated as a reduction in the relevant consideration payable to such Seller as contemplated by this Agreement.

17.                                        TAX DEED

If any limits on the liability of the Sellers under the Tax Deed conflict with the provisions of this Schedule 4 then the provisions of the Tax Deed shall prevail.

18.                                        CURRENCY EQUIVALENT

18.1                                 For the purposes of determining whether the monetary limits referred to in paragraphs 3 and 4 above apply, liabilities in a currency other than euro shall be converted into euro at the noon buying rate as quoted by the Federal Reserve Bank of New York on the date of Completion.

18.2                                 Any payments to be made under this Agreement or any other agreement to be entered into pursuant to this Agreement (including, without limitation, the Tax Deed) by or to any member of the NTL Group shall be in euro.  Where any such payments are to be made and the underlying liability has been calculated in a currency other than euro, the underlying liability shall be converted into euro at the noon buying rate as quoted by the Federal Reserve Bank of New York on last Business Day prior to the date of payment.

19.                                        MAKE WHOLE PAYMENTS

If the Buyer or any member of the Buyer Group receives or is entitled to any payment pursuant to the Sale and Purchase Agreement of today’s date between, among others, Morgan Stanley Dean Witter Equity Funding, Inc. and UPC Ireland B.V. (the “Payment”) nothing in this Agreement or the other Transaction Documents shall:

19.1                                require the Buyer or any member of the Buyer Group to claim the Payment or to pay the Payment (or an amount in respect of the Payment) to the Sellers or any member of the NTL Group;

19.2                                exclude or limit the liability of the Sellers or any member of the NTL Group hereunder on (direct or indirect) grounds based on the Payment or the right to a Payment; or

19.3                                give rise to (or constitute) any credit or saving for the benefit of the Sellers or any member of the NTL Group as a direct or indirect consequence of the Payment or the right to a Payment.

SCHEDULE 5

ANCILLARY AGREEMENTS

A.                                             Core Group to Target Group

Transitional Services Agreements

1.                                               IT Services

2.                                               Third Party Access

3.                                               Voice, Data and Security Services

4.                                               Contract and Road Works Support

5.                                               Data Capacity Management

6.                                               Co-Location and Site Sharing relating to Information Technology Assets

7.                                               DTV Services

8.                                               Voice, Data and Internet Operations

9.                                               Security Site Monitoring Services

10.                                        Optical Bureau Services

11.                                        Support Services for Fault Management and Fault Reception

12.                                        Technical Assistance

13.                                        Domain Name Licence

Long Services Agreements

14.                                        Customer Contact Management Support Services

15.                                        IP Transit Services

16.                                        Leased Line Services

17.                                        Dark Fibre Services

18.                                        Contract Management for BT Private Circuits

19.                                        Duct Sharing

20.                                        Duct Access

B.                                             Target Group to Core Group

Long Services Agreements

21.                                        Plant Protection, Civils, Fibre Repair and Plant Enquiries

22.                                        Leased Line Services

23.                                        Dark Fibre Services

24.                                        Management of Mechanical, Electrical, Cooling and Fire Protection Infrastructure

25.                                        Field Support

26.                                        Contract Management for Esat and Eircom Private Circuits

C.                                             Mutual - Core Group to Target Group and Target Group to Core Group

27.                                        Interconnect for Voice Electronic Communications Services

28.                                        Co-Location and Site Sharing relating to Network Assets

29.                                        Letter relating to the Provision of Duct and Sub-Duct Space

D.                                             Others

30.                                        Asset Sharing Agreement

31.                                        Framework Services Agreement

SCHEDULE 6

PROPERTIES

PART I - FREEHOLD PROPERTIES

1.                                               KITCHENSTOWN, THE NAUL, COUNTY DUBLIN

ALL THAT AND THOSE the property comprised in Folio 90938F of the Register of Freeholders County Dublin.

PART II - LEASEHOLD PROPERTIES

1.                                               UNIT 16-18 WATERFORD BUSINESS PARK,WATERFORD

ALL THAT the industrial unit and premises known as Cluster Units 16, 17 and 18, Waterford Business Park situate at Waterford Business Park, Cork Road in the City of Waterford held under Lease dated 15 January 2001 between David Flynn of the one part and Communications of the other part being that part of the property comprised in Folio 4352F County Waterford more particularly outlined in red on the map annexed thereto together with the rights listed under Part 1 of the Schedule thereto.

2.                                               99 BARROW ROAD, DUBLIN 11

ALL THAT AND THOSE Unit 99 Dublin Industrial Estate held under Lease dated 26th July 2001 between Princebrook Investments Limited of the one part and Cablelink Limited of the other part being all the lands described in Folio 19379 of the Register County Dublin together with all appurtenances and rights described in the Lease.

3.                                               CALL MANAGEMENT CENTRE, CORK ROAD, WATERFORD

ALL THAT AND THOSE the land and premises situate in the townland of Ballyhanneeshaugh and County of Waterford being part of the lands comprised in Folio 15499F of the Register County Waterford held under Lease dated 25 April 2001 between Robert Quinn and Mary Quinn of the one part and Communications (formerly Cablelink Limited) of the other part as more particularly described on the plan annexed thereto and thereon outlined with a red verge line excluding the existing ESB station.

4.                                               BLOCK P2, EAST POINT, FAIRVIEW, DUBLIN 3

ALL THAT the property known as Block P2 East Point, East Wall Road, in the City of Dublin held under Lease dated 18 April 2001 between Irish Life Assurance plc of the first part, Dublin Port Company of the second part, Earlsfort East Point of the third part, Communications of the fourth part and NatTrans of the fifth part and shown for the purposes of identification outlined in red on Plan No. 1 attached thereto together with the rights and appurtenances referred to therein together with the property comprising 22 car parking spaces shown for the purposes of identification only outlined in red and coloured in blue on Plan No. 1 annexed thereto together with the plot of ground comprising 49 car parking spaces shown for the purposes of identification only outlined in blue on Plan No. 2 together with the air space above the said plot for a height of up to 2.1 metres only but not including any part of the air space above the said 2.1 metres or the ceiling immediately overhead the said plot which said plot of ground is situate in the property currently known as the car park which is shown for the purposes of identification only outlined in brown on Plan No. 2 excepting and reserving from the demise the right if necessary to grant an interest (of the type required by the ESB) in favour of the ESB of any portion of the demised premises located on the ground floor in the event that this becomes necessary.

5.                                               BLOCK P3, EAST POINT, FAIRVIEW, DUBLIN 3

ALL THAT AND THOSE the second and third floors of the office block known as Block P3, East Point, East Wall Road in the city of Dublin held under Lease dated 2 January 2001 between Salix Trust Limited of the first part, Dublin Port Company of the second part, Earlsfort East Point of the third part, Communications of the fourth part and NatTrans of the fifth part shown for the purposes of identification only outlined in red on Plan No. 3 and Plan No. 4 annexed thereto together with the rights and appurtenances referred to therein together with that portion of the premises shown outlined in red, coloured blue and hatched in red on Plan No. 1 which said property comprises 11 car parking spaces and that portion of the premises comprising car parking spaces described in Part 2 of the First Schedule to the Lease shown for the purpose of identification only outlined in blue and hatched in red on Plan No. 2 together with the air space over the said plot for a height up to 2.1 metres only but not including any part of the air space above the said 2.1 metres or the ceiling immediately overhead the said plot subject to the exceptions and reservations referred to therein.

6.                                               THIRD FLOOR, EMBASSY HOUSE, HERBERT PARK LANE, BALLSBRIDGE

ALL THAT the premises being the third floor part of the office building known as Embassy House, Herbert Park Lane, Ballsbridge, Dublin 4 held under Lease dated 8 May 1998 between John J. Kennedy, Frank McSharry, Liam McSharry and Sean McKeon of the one part and Cablelink Limited of the other part which said building is for the purpose of identification only shown delineated on the plan annexed thereto and thereon edged blue together with any landlord’s fixtures and fittings in or about the same and all additions, alterations and improvement thereto which may be carried out during the term.

7.                                               11-12 GOLDEN BRIDGE INDUSTRIAL ESTATE, DUBLIN 8

ALL THAT AND THOSE the entire property comprised in Folio 76951L of the Register County Dublin being the property known as 11/12, Golden Bridge Industrial, Inchicore, Dublin 8 and marked Plan 31 on the Registry map thereof held under Lease between Wocsom Company Limited of the first part, Pipmarsh Limited of the second part and Communications of the third part together with all rights of the Landlord under the Contract by exchange of letters referred to at Schedule 4 of Agreement for Lease dated 2 October

2000 between Wocsom Company Limited of the first part, Pipmarsh Limited of the second part and Communications of the third part.

8.                                               ODEON HOUSE, 7 EYRE SQUARE, GALWAY

ALL THAT AND THOSE the hereditaments and premises comprising part of the ground floor of the building known as Odeon House, Eyre Square, Galway held under Lease dated 24 October 1986 between Catherine Doyle of the one part and Cablelink Galway Limited of the other part more particularly delineated on the map numbered 1 and the section numbered 2 annexed to Lease dated 3 April 1984 between Catherine Doyle of the one part and Anglo Irish Bank Limited of the other part and thereon edged red in the townland of Townparks, Parish of St. Nicholas and Borough and Barony and County of Galway.

9.                                               BASEMENT AND GROUND FLOOR OF RIGHT WING, PARK HOUSE, NORTH CIRCULAR, DUBLIN 7

ALL THAT suite of offices and the appurtenances thereto belonging situate on the basement and ground floors of the right wing of and being part of the building known as “Park House” situate at the North Circular Road in the City of Dublin held under Lease dated 21 April 1975 between Viscount Securities Limited of the one part and Marlin Communal Aerials Limited (later to be incorporated into Cablelink) and more particularly set out and delineated on the map or plan attached thereto together with the rights referred to therein.

10.                                        RATHFADDEN, CO. WATERFORD

ALL THAT plot of land at Rathfadden in the City of Waterford containing in all approximately 0.517 acres held under Lease dated 19th May 1993 between The Mayor Aldermen and Burgesses of Waterford of the one part and Cablelink (Waterford) Limited of the other part and shown edged red on the map annexed thereto being part of the lands described in Folios 6066 and 6656 of the Register County Waterford.

11.                                        TONABROCKY, GALWAY

ALL THAT AND THOSE the pieces of plots of land situate in the townland of Tonabrocky held under Lease dated 17 September 1990 between Walter J. Carr of the one part and Cablelink Galway Limited of the other part edged red on the map attached thereto and lettered “C”, “D”, “E”, “F” and “G” being part of the land comprised in Folio 56872 of the Register County Galway and situate in the Barony and County of Galway.

12.                                        UNIT 6, BROOMHILL BUSINESS PARK, BROOMHILL ROAD, TALLAGHT, DUBLIN 24

ALL THAT property known as Unit 6, Broomhill Business Park, Broomhill Road, County Dublin held under Lease dated 3 December 1993 between Friends Provident Life Assurance Company Limited of the one part and Cablelink Limited of the other part shown edged red on Plan No. 1 annexed thereto being part of that piece or parcel of land situate at Broomhill

Business Park, Broomhill Road, County Dublin shown edged in blue on Plan No. 2 annexed thereto being part of the premises comprised in Folio 75165L of the Register County Dublin.

13.                                        UNIT 7, BROOMHILL BUSINESS PARK, BROOMHILL ROAD, TALLAGHT, DUBLIN 24

ALL THAT property known as Unit 7, Broomhill Business Park, Broomhill Road, Tallaght, County Dublin held under Lease dated 26 April 2000 between Friends First Life Assurance Company Limited of the one part and Cablelink of the other part shown edged red on Plan No. 1 annexed thereto being part of that piece or parcel of land situate at Broomhill Business Park, Broomhill Road, County Dublin shown edged in blue on Plan No. 2 annexed thereto being part of the premises comprised in Folio 75165L of the Register County Dublin.

14.                                        UNIT 2, BLOCK 9, NEWTOWN INDUSTRIAL ESTATE, COOLOCK, DUBLIN 5

ALL THAT piece or plot of ground situate at Newtown Industrial Estate in the townland of Newtown, Barony of the County of Dublin held under Lease dated 19 January 2001 between Donald Welch and Margaret Welch of the one part and Communications of the other part as is more particularly delineated on the map annexed thereto and thereon surrounded by a red verge line which said piece or plot of ground is described as Block 9, Unit 2 Newtown Industrial Estate, Coolock and a moiety (in each case measured vertically) of all dividing walls and fences (or a part thereof) which mutually serve to enclose the demised premises and any immediately adjoining premises, such dividing walls and fences being deemed to be party walls and fences held under said Lease.

15.                                        WEST UNIT, WILLSBOROUGH INDUSTRIAL ESTATE, CLONSHAUGH, CO. DUBLIN

ALL THAT AND THOSE part of the lands of Willsborough situate in the County of Dublin held under Lease dated 5th of August 1999 between Erin Executor & Trustee Co. Limited of the first part, Willsborough Estate Management Limited of the second part, NatTrans of the third part and NGL of the fourth part being part of the lands comprised in Folio 85347L of the Register County Dublin.

SCHEDULE 7

ADJUSTMENT STATEMENT

PART I

PRO-FORMA ADJUSTMENT STATEMENT

	€’000	€’000
Net Cash

Completion Cash		X
Completion Indebtedness	(X)
Net Cash		X

Net Working Capital

Current assets

Stock		X
Trade debtors		X
less provision for bad and doubtful debts		(X)
Accrued income		X
Other debtors		X
Prepaid expenses		X
[Trading account balance*		X]

X

Current liabilities

[Trading account balance*	(X)]
Trade creditors	(X)
Accrued expenses	(X)
Deferred income	(X)

(X)

Net Working Capital		X

*If the net trading account balance is an amount owing to the Target Group, then this will be shown as a current asset. If the net trading account balance is an amount owing by the Target Group, then this will be shown as a current liability.

PART II

CALCULATION OF THE CONSIDERATION ADJUSTMENT

1.                                               GENERAL REQUIREMENTS

The provisions of this Part II and Part III of this Schedule 7 shall apply for the purposes of preparing the Adjustment Statement.

The draft Adjustment Statement shall:

1.1                                        be prepared in accordance with the specific accounting policies and principles set out in Part III of this Schedule 7, so that, in the case of any conflict, such policies and principles shall override the provisions of paragraphs 1.2 and 1.3 below;

1.2                                        subject to paragraph 1.1 above, be prepared in accordance with the relevant accounting policies, principles, practices and procedures adopted by Communications in the preparation of the Accounts, so that, in the case of any conflict, such policies, principles, practices and procedures shall override the provisions of paragraph 1.3 below;

1.3                                        where none of the accounting policies, principles, practices or procedures referred to in paragraphs 1.1 and 1.2 above deal with the matter, be prepared or determined in accordance with GAAP as at today’s date;

1.4                                        exclude any effects of the change in control or ownership of the Target Group contemplated by this Agreement and shall not reappraise the value of any of the assets of any Target Group Company as a result of such change in control or ownership or otherwise howsoever;

1.5                                        exclude corporation tax, deferred tax or any other liability to Taxation (other than any VAT, payroll tax or social security expense taken into account in the table in Part III of this Schedule), unfunded obligations in relation to the any pension scheme, liabilities under any long term incentive plan, bonus entitlements of employees, restructuring costs which the Buyer or the Target Group may deem appropriate whether or not supported by a plan consummated on Completion, contingent liabilities (including without limitation those relating to Environmental Matters), any liability to repay any grant and any other post acquisition expenses (including without limitation rebranding or livery related expenses and separation costs);

1.6                                        make no provision for any liability of the Target Group in respect of MMDS aerials which have not been collected from customers’ premises or redundant overhead cables;

1.7                                        make no provision for any liability in connection with the removal of overhead cables or the decommissioning of cable;

1.8                                        make no provision in respect of any liability to make any payments to the Dublin Corporation in connection with the Stentor network;

1.9                                        not make any provision for Accrued expenses other than those expressly stipulated in Part III of this Schedule 7 (and, for the avoidance of doubt, no provision shall be made for Accrued expenses in respect of Corporation tax, VAT install accrual, employee bonuses, LTIP liabilities, employee benefits/VHI Tax, contractors Tax, employment cases, postage costs, network costs, insurance claims and accruals, business operating expenditure accruals, costs of petrol/vehicles/other labour, software maintenance, IBM costs, audit/tax/legal/ professional fees, bank charges, duct rental, phone costs and other miscellaneous items in respect of which accruals are ordinarily made in the Management Accounts and which are not ordinarily included in the PO process (the “Excluded Items”));

1.10                                 make no provision in respect of any failure to obtain the consent of any third party to the provision of any assets or services under the terms of any of the Ancillary Agreements, the transfer to Networks of any assets under the terms of the Irish Transfer Agreement or the transfer to the Buyer of any Additional Assets under the Asset Transfer Agreement (or the cost of obtaining any such consent); and

1.11                                 take no account of any item to the extent that the impact of such item has already been taken into account elsewhere in the Adjustment Statement.

PART III

SPECIFIC ACCOUNTING POLICIES FOR THE ADJUSTMENT STATEMENT

1.1                                        Completion Cash will comprise the items listed in the definition of Completion Cash in clause 1.1.

1.2                                        Completion Indebtedness will comprise the items listed in the definition of Completion Indebtedness in clause 1.1.

1.3                                        Net Working Capital will comprise the following items as at the Adjustment Date:

1.3.1                                                Stock

1.3.2                Trade debtors less provision for bad and doubtful debts

1.3.3                Accrued income

1.3.4                                                Other debtors and prepaid expenses (excluding prepaid expenses in respect of rent payments and insurance premiums)

[1.3.5                                             Trading account balances (as described in paragraph 1.4 below)*]

Less

[1.3.5                                             Trading account balances (as described in paragraph 1.4 below)*]

1.3.6                                                 Trade creditors

1.3.7                                                 Accrued expenses

1.3.8                                                 Deferred income

1.4                                        The trading account balance is the net ordinary course inter-company trading balance between the Target Group and the Core Group at the Adjustment Date and will include but will not be limited to the following:

1.4.1                                                Amounts due to the Core Group by the Target Group in respect of the provision of services in the ordinary course of business;

Less

1.4.2                                                Amounts due to the Target Group by the Core Group in respect of the provision of services in the ordinary course of business.

For the avoidance of doubt, the passing through of legitimate charges shall be considered to be ordinary course and the recharge of management services or other recharges of internal support shall not be considered to be ordinary course.

*If the net trading account balance is an amount owing to the Target Group, then this will be shown as a current asset. If the net trading account balance is an amount owing by the Target Group, then this will be shown as a current liability.

1.5                                        The following table sets out the accounting principles that will be applied in accordance with paragraph 1.1 of Part II of this Schedule 7 in arriving at the Net Working Capital.

Caption	Significant components	Accounting principles applied
Trade Debtors

This reflects amounts invoiced to external customers in relation to the Irish Cable Business for services delivered in accordance with an underlying customer order or contract. The balance on the Adjustment Date will reflect the general ledger amount as reconciled to the underlying aged trade debtors sub ledger.

Bad debt provision

This provision is made against trade accounts receivable the collection of which is no longer assured. Full provision is made in respect of accounts for which payment is 90 days or more overdue from the latest date specified for payment as at the Adjustment Date and in respect of disconnected accounts as at the Adjustment Date. A provision of 50%, 15% and 4% respectively is made against amounts due between 60 and 90 days, between 30 and 60 days and less than 30 days respectively beyond the latest date specified for payment.

Accrued income

This represents amounts recoverable from third party customers in relation to the Target Group’s business which have not yet been billed (in order to comply with an agreed billing schedule) and accordingly income has been booked in the profit and loss account.

Other debtors	Amounts recoverable on projects

This represents amounts due or payable in respect of the Irish Cable Business regarding rental income, channel income, refundable diversionary works, builders’ contributions, road opening deposits and other receivables.

Prepaid expenses	Rent and Rates	Certain expenses such as rent, rates and insurance are paid in advance. A prepaid expense balance will arise which will be supportable by the actual outlay incurred historically.

Trade creditors	Accounts payable ledger	This reflects amounts payable to third party suppliers in relation to the Target Group’s suppliers.

Accrued expense	PO accruals	This represents purchase order accruals for open purchase orders where the service has been delivered to the Target Group and an invoice is awaited.

Accrued expense	Onerous lease provisions	This relates to four redundant properties (those numbered 1, 5, 9 and 14 in Schedule 6). The accrual shall assume a weighted average capital cost of 15%.

Accrued expense	Overtime accruals	The accrual will be based on the actual overtime expense paid to Employees in the payroll for the calendar month ending on the Adjustment Date.

Caption	Significant components	Accounting principles applied
Accrued expense	Building services accruals

This represents an accrual for utility related expenses such as gas, water and electricity charges. The accrual on the Adjustment Date will be based on a comparison between actual invoices received and amounts budgeted as contained in the Business Plan in respect of 2005.

Accrued expense	VAT	The accrual will be based on net amounts payable to the Revenue Commissioners up to the Adjustment Date.

Accrued expense	Programme Costs	This represents accruals for amounts payable to programme suppliers and shall be calculated by reference to the actual number of relevant subscribers on the Adjustment Date.

Accrued expense	Tax and social security

This accrual represents the actual payroll tax and social security expense related to Employees for the month ended on the Adjustment Date (excluding any tax or social security expense relating to bonuses).

Accrued expense	Capital Accounts	This accrual relates to open WIP capital projects plus other related capital expenditure where expenditure has been approved and contractually legally committed.

Accrued expense	Voice and Data costs	These accruals relate to the direct third party costs associated with the voice and data revenue streams. This includes interconnect costs and data circuits.

Deferred income

Deferred income represents amounts that have been billed in advance. Residential customers are billed a minimum of two months in advance. Deferred income represents the portion of service revenue received which relates future periods.

Stocks/ Inventory		Stock represents goods purchased for the construction and maintenance of the cable and MMDS systems. It specifically excludes set-top boxes, cable modems and related accessories.

SCHEDULE 8

NATTRANS GUARANTEES

1.                                               The guarantees given by NatTrans in respect of the obligations of Communications under:

(a)                                                    the Lease dated 18 April 2001 between Irish Life Assurance plc, Dublin Port Company, Earlsfort East Point and Communications and NatTrans relating to Unit P2, East Point Business Park; and

(b)                                                   the Lease dated 2 January 2001 between Salix Trust Limited, Dublin Port Company, Earlsfort East Point and Communications and NatTrans relating to Unit P3, East Point Business Park.

EXECUTED by	)
NTL GROUP LIMITED	)
acting by: Sonia Gordon, its authorized attorney	) Sonia Gordon

EXECUTED by	)
NTL IRISH HOLDINGS LIMITED	)
acting by: Sonia Gordon, its authorized attorney	) Sonia Gordon

EXECUTED by	)
NTL (CHICHESTER) LIMITED	)
acting by: Sonia Gordon, its authorized attorney	) Sonia Gordon

EXECUTED by	)
MS IRISH CABLE HOLDINGS B.V.	)
acting by: attorney/special representative	) Scott W. Matlock